Filed pursuant to Rule 424(b)(3)
Registration No. 333-203226

PROSPECTUS

Conn’s, Inc.

Offer to Exchange

Up To $250,000,000 of

7.250% Senior Notes due 2022

That Have Been Registered Under

The Securities Act of 1933 (“new notes”)

For

Up To $250,000,000 of

7.250% Senior Notes due 2022

That Have Not Been Registered Under

The Securities Act of 1933 (“old notes”)

Terms of the New 7.250% Senior Notes due 2022 Offered in the Exchange Offer:

•	The terms of the new notes are identical to the terms of the old notes that were issued on July 1, 2014, except that the new notes will be registered under the Securities Act of 1933, as amended (the “Securities Act”) and will not contain restrictions on transfer, registration rights or provisions for additional interest.

Material Terms of the Exchange Offer:

•	We are offering to exchange up to $250,000,000 of our new notes that have been registered under the Securities Act and are freely tradable for up to $250,000,000 of our old notes.

•	We will exchange an equal principal amount of new notes for all old notes that you validly tender and do not validly withdraw before the exchange offer expires.

•	The exchange offer expires at 5:00 p.m., New York City time, on May 29, 2015, unless extended.

•	Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	Old Notes may be tendered only in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

•	The exchange offer is subject to certain conditions, see “Exchange Offer—Conditions to Exchange Offer”.

•	We will not receive any proceeds from the exchange offer.

•	There is no existing market for the new notes to be issued, and we do not intend to apply for listing or quotation on any securities exchange or market.

•	The exchange of new notes for old notes will not be a taxable event for U.S. federal income tax purposes.

You should carefully consider the risk factors set forth under “Risk Factors” beginning on page 7 of this prospectus before deciding whether to participate in the exchange offer.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Please read “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 24, 2015

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and contained in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone whom it is unlawful to make an offer or solicitation. You should not assume that the information contained or incorporated by reference in this prospectus or contained in the accompanying letter of transmittal is accurate as of any date other than their respective dates.

In this prospectus, except as otherwise indicated or as the context requires, the terms “Conn’s,” the “Company,” “we,” “us,” “our” and “ours” refer to Conn’s, Inc. together with its consolidated subsidiaries; the term “notes” includes the new notes and the old notes; and the term this “prospectus” includes the documents incorporated herein by reference.

This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. Such information is available without charge to holders of old notes upon written or oral request made to Conn’s, Inc., 4055 Technology Forest Blvd, Suite 210, the Woodlands, Texas 77381, Telephone: (936) 230-5899. To obtain timely delivery, you must request the information no later than five business days prior to the expiration of the exchange offer.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus including, without limitation, the documents incorporated by reference herein, contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that involve risks and uncertainties. Such forward-looking statements include information concerning our future financial performance, business strategy, plans, goals and objectives. Statements containing the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements including, but not limited to: general economic conditions impacting our customers or potential customers; our ability to execute a sale of our loan portfolio or another strategic transaction on favorable terms; our ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of our credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of our planned opening of new stores and the updating of existing stores; technological and market developments and sales trends for our major product offerings; our ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of our customers and our employees; our ability to fund our operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from our revolving credit facility, and proceeds from accessing debt or equity markets;

For a discussion of these and other risks and uncertainties, please refer to “Risk Factors” in this prospectus, including the documents incorporated by reference herein. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

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PROSPECTUS SUMMARY

This summary highlights some of the information contained in this prospectus and does not contain all of the information that may be important to you. This summary is not complete and does not contain all of the information that you should consider before deciding whether to exchange your old notes. For a more complete understanding of Conn’s and the exchange offer, we encourage you to read this entire document, including “Risk Factors” and the financial and other information included or incorporated by reference in this prospectus, “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 31, 2015, and the other documents to which we have referred.

In this prospectus we refer to the notes to be issued in the exchange offer as the “new notes” and the notes issued on July 1, 2014 as the “old notes.” We refer to the new notes and the old notes collectively as the “notes.”

Conn’s, Inc.

We are a leading specialty retailer that offers a broad selection of quality, branded durable consumer goods and related services in addition to a proprietary credit solution for our core credit constrained consumers. We operate an integrated and scalable business through our retail stores and website. Our complementary product offerings include furniture and mattresses, home appliances, consumer electronics and home office products from leading global brands across a wide range of price points. Our credit offering provides financing solutions to a large, underserved population of credit constrained consumers who typically have limited banking options and have credit scores between 550 and 650. We provide customers the opportunity to comparison shop across brands with confidence in our competitive prices as well as affordable monthly payment options, next-day delivery and installation, and product repair services. We believe our large, attractively merchandised stores and credit solutions offer a distinctive shopping experience compared to other retailers that target our core customer demographic. For additional discussion of our business, please read the documents listed under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Our Principal Executive Offices

Our executive offices are located at 4055 Technology Forest Blvd, Suite 210, the Woodlands, Texas 77381. Our telephone number is (936) 230-5899. We maintain a website at www.conns.com that provides information about our business and operations. Information contained on or available through our website is not incorporated herein by reference.

Risk Factors

Participating in the exchange offer and investing in the new notes involves substantial risks. You should carefully consider all the information contained in this prospectus prior to participating in the exchange offer. In particular, we urge you to consider carefully the factors set forth under “Risk Factors” beginning on page 7 of this prospectus, “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 31, 2015, together with all of the other information included or incorporated by reference in this prospectus.

Exchange Offer

On July 1, 2014 we completed a private offering of the old notes. In connection therewith, we entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed to deliver to you this prospectus and to use our reasonable best efforts to complete the exchange offer within 365 days after the date we issued the old notes.

Exchange Offer	We are offering to exchange new notes for old notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on May 29, 2015, unless we decide to extend it.

Condition to the Exchange Offer	The registration rights agreement does not require us to accept old notes for exchange if the exchange offer, or the making of any exchange by a holder of the old notes, would violate any applicable law or interpretation of the staff of the Securities and Exchange Commission. The exchange offer is not conditioned on a minimum aggregate principal amount of old notes being tendered.

Procedures for Tendering Old Notes	To participate in the exchange offer, you must follow the procedures established by The Depository Trust Company, which we call “DTC,” for tendering notes held in book-entry form. These procedures, which we call “ATOP,” require that (i) the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through DTC’s automated tender offer program, and (ii) DTC confirm that:

•	DTC has received your instructions to exchange your old notes for new notes, and

•	you agree to be bound by the terms of the letter of transmittal.

For more information on tendering your old notes, please refer to the section in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer” and “Procedures for Tendering.”
Guaranteed Delivery Procedures	None.

Withdrawal of Tenders	You may withdraw your tender of old notes at any time prior to the expiration date or, if such old notes have not been accepted for exchange, after the expiration of forty business days from the date of this prospectus. For a withdrawal to be effective you must comply with the appropriate procedures of DTC’s ATOP system before 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Withdrawal of Tenders.”

Acceptance of Old Notes and Delivery of New Notes

If you fulfill all conditions required for proper acceptance of old notes, we will accept any and all old notes that you properly tender in the exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any old note that we do not accept for exchange for any reason to you without expense promptly after the expiration date. We will deliver the new notes promptly after the expiration date. Please refer to the section in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer.”

Fees and Expenses	We will bear expenses related to the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Fees and Expenses.”

Use of Proceeds	The issuance of the new notes will not provide us with any proceeds. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement.

Consequences of Failure to Exchange Old Notes	If you do not exchange your old notes in this exchange offer, you will no longer be able to require us to register the old notes under the Securities Act, except in limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the old notes unless we have registered the old notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

U.S. Federal Income Tax Consequences	The exchange of new notes for old notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read “Certain U.S. Federal Income Tax Consequences.”

Exchange Agent	We have appointed U.S. Bank National Association, as Exchange Agent for the Exchange Offer (the “Exchange Agent”). You should direct questions and requests for assistance and requests for additional copies of this prospectus or the letter of transmittal to the Exchange Agent addressed as follows: Attention: Mauri Cowen, U.S. Bank National Association Corporate Trust Services, 5555 San Felipe #1150 Houston, Texas 77056. Requests by facsimile may be made at (713) 235-9213 and requests by telephone may be made at (713) 235-9206.

Terms of the New Notes

The new notes will be identical to the old notes except that the new notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The new notes will evidence the same debt as the old notes, the same indenture will govern the new notes and the old notes and the new notes and the old notes will be treated as the same class of debt securities under the indenture.

The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all information that may be important to you. For a more complete understanding of the new notes, please refer to the section entitled “Description of Notes” in this prospectus.

Issuer	Conn’s, Inc.

Notes Offered	$250,000,000 aggregate principal amount of 7.250% Senior Notes due 2022.

Maturity	July 15, 2022.

Interest Rate	Interest on the new notes will accrue at a rate of 7.250% per annum.

Interest Payment Dates	Interest on the new notes will be payable semiannually, in cash, in arrears on January 15 and July 15 of each year, beginning on July 15, 2015. Interest on the old notes began to accrue from July 1, 2014, and interest on the new notes will accrue from the most recent date to which interest has been paid on the old notes.

Guarantees	All payments on the new notes, including principal and interest, will be jointly and severally, fully and unconditionally, guaranteed on a senior unsecured basis by each of our existing and future domestic restricted subsidiaries that are borrowers or guarantors under our asset-based revolving credit facility (the “ABL Facility”).

Ranking	The new notes and guarantees will be unsecured senior obligations and will rank equally to all of our and the guarantors’ future unsecured and unsubordinated indebtedness, including the old notes, if any, but will effectively be subordinated to all of our and the guarantors’ existing and future secured indebtedness, to the extent of the collateral securing that indebtedness. The new notes and guarantees will also effectively rank junior to all liabilities of our existing and future subsidiaries that do not guarantee the new notes. The new notes and guarantees will rank senior in right of payment to all of our and the subsidiary guarantors’ future subordinated indebtedness.

Optional Redemption

We may redeem any of the new notes beginning on July 15, 2017 at a redemption price of 105.438% of their principal amount, plus accrued and unpaid interest to the redemption date. The redemption price will decline each year after 2017 and will be 100% of their principal amount, plus accrued interest, beginning on July 15, 2020. We may also redeem some or all of the new notes before July 15, 2017 at a redemption price of 100% of the principal amount, plus accrued and unpaid interest to the redemption date, plus an applicable “make-whole” premium.

In addition, before July 15, 2017, we may redeem up to 35% of the aggregate principal amount of notes with the amount of proceeds of certain equity offerings at 107.250% of their principal amount plus accrued and unpaid interest to the redemption date. We may make such redemption only if, after any such redemption, at least 65% of the aggregate principal amount of notes remains outstanding.

Change of Control	Upon a change of control (as defined under “Description of Notes”), we will be required to make an offer to purchase the new notes or any portion thereof. The purchase price will equal 101% of the principal amount of the new notes on the date of purchase plus accrued and unpaid interest to the repurchase date.

Asset Sale Offer	If we make certain asset sales and do not reinvest the proceeds thereof or use such proceeds to repay certain debt, we may be required to use the proceeds of such asset sales to make an offer to purchase the new notes at 100% of their principal amount, together with accrued and unpaid interest, to the date of purchase. See “Description of Notes—Repurchase at the Option of Holders—Asset Sales.”

Certain Covenants	The terms of the new notes restrict our ability and the ability of certain of our subsidiaries (as described in “Description of Notes”) to:

•	incur additional indebtedness;

•	pay dividends or make other distributions in respect of, or repurchase or redeem, our capital stock;

•	prepay, redeem or repurchase debt that is junior in right of payment to the new notes;

•	make loans and certain investments;

•	sell assets;

•	incur liens;

•	enter into transactions with affiliates; and

•	consolidate, merge or sell all or substantially all of our assets.

However, these limitations are subject to a number of important qualifications and exceptions. For more details, see “Description of Notes.”

Many of the covenants in the indenture that will govern the new notes will be suspended if the new notes are rated “investment grade” by either of Standard & Poor’s Rating Services or Moody’s Investor Services, Inc. and no default or event of default has occurred and is continuing.

Transfer Restrictions; Absence of a Public Market for the Notes	The new notes generally will be freely transferable, but will also be new securities for which there will not initially be a market. There can be no assurance as to the development or liquidity of any market for the new notes. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

Trustee	U.S. Bank National Association.

Risk Factors	Investing in the new notes involves risks. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of certain factors you should consider in evaluating an investment in the new notes.

RISK FACTORS

You should carefully consider the information included or incorporated by reference in this prospectus, including the matters addressed under “Cautionary Statement Regarding Forward-Looking Statements” and “Incorporation of Certain Information by Reference” and the following risks before investing in the new notes. In addition, you should read the risk factors listed under “Risk Factors” in Item 1A in our Annual Report on Form 10-K for the fiscal year ended January 31, 2015, which is incorporated by reference in this prospectus.

We are subject to certain risks and hazards due to the nature of the business activities we conduct. The risks discussed below and in the other documents incorporated by reference into this prospectus, any of which could materially and adversely affect our business, financial condition, cash flows, and results of operations, are not the only risks we face. We may experience additional risks and uncertainties not currently known to us, or, as a result of developments occurring in the future, conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows, and results of operations.

Risks Relating to the Exchange Offer

Your old notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

We will not accept your old notes for exchange if you do not follow the exchange offer procedures. We are under no duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If there are defects or irregularities with respect to your tender of old notes, we will not accept your old notes for exchange.

If you do not exchange your old notes, there will be restrictions on your ability to resell your old notes.

Following the exchange offer, old notes that you do not tender, that we do not accept or that do not qualify to be registered in a “shelf” registration form will continue to be subject to transfer restrictions. Absent registration, any untendered old notes may therefore only be offered or sold pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws or pursuant to an effective registration statement. If no such exemption is available, you will not be able to sell your old notes.

Your ability to transfer the new notes may be limited by the absence of an active trading market, and no active trading market may develop for the new notes.

We do not intend to apply for a listing of the new notes on a securities exchange or on any automated dealer quotation system. There is currently no established market for the new notes, and we cannot assure you as to the liquidity of markets that may develop for the new notes, your ability to sell the new notes or the price at which you would be able to sell the new notes. If such markets were to exist, the new notes could trade at prices that may be lower than their principal amount or lower than the purchase price of the old notes depending on many factors, including prevailing interest rates, the market for similar notes, our financial and operating performance and other factors. An active market for the new notes may not develop or, if developed, may not continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. The market, if any, for the new notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your new notes.

Certain persons who participate in the exchange offer must deliver a prospectus in connection with resales of the new notes.

Based on interpretations of the staff of the SEC contained in the Exxon Capital Holdings Corporation no action letter (available May 13, 1988), as interpreted in the Shearman & Sterling no action letter (available

July 2, 1993) and the Morgan Stanley & Co. Incorporated no action letter (available June 5, 1991), we believe that you may offer for resale, resell or otherwise transfer the new notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” certain holders of new notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the new notes. If such a holder transfers any new notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against this liability.

Risks Relating to Our Indebtedness and the Notes

Our obligations under our indebtedness could adversely affect our cash flow and prevent us from fulfilling our obligations under the notes.

As of January 31, 2015, we primarily finance our customer receivables through our ABL Facility, which has a capacity of $880.0 million and matures in November 2017. We had $529.2 million outstanding under our ABL Facility, including standby letters of credit issued as of January 31, 2015. Our level of indebtedness could have important consequences for you, including:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	requiring a substantial portion of our cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	making it more difficult for us to satisfy our obligations with respect to the notes;

•	restricting us from making strategic acquisitions or investments or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate, placing us at a competitive disadvantage compared to our competitors who are less highly leveraged and who, therefore, may be able to take advantage of opportunities that our leverage prevents us from exploiting; and

•	exposing us to variability in interest rates, as our ABL Facility bears interest at variable rates determined by prevailing interest rates and our leverage ratio.

If we are unable to meet our debt obligations, we could be forced to restructure or refinance such obligations, seek additional equity financing or sell assets, which we may not be able to do on satisfactory terms or at all. As a result, we could default on those obligations, which could prevent or impede us from fulfilling our obligations under the notes.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur additional debt. This could further increase the risks associated with our substantial leverage.

We are able to incur additional indebtedness. Although the credit agreement governing our ABL Facility and the indenture governing the notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. If we incur additional indebtedness, the related risks that we now face could increase. See “Description of Notes.”

To service our indebtedness, we will require a significant amount of cash. We may not be able to generate sufficient cash flow to meet our debt service obligations, including the notes.

Our ability to generate sufficient cash flow from operations to make scheduled payments on our indebtedness, including without limitation any payments required to be made under our ABL Facility or to holders of the notes, and to fund our operations, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

If we do not generate sufficient cash flow from operations to satisfy our debt obligations, including interest payments and the payment of principal at maturity, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, including the notes, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot provide assurance that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, that additional financing could be obtained on acceptable terms, if at all, or that additional financing would be permitted under the terms of our various debt instruments, then in effect. The credit agreement that governs the ABL Facility and the indenture that governs the notes restrict our ability to dispose of assets and use the proceeds from those dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. See “Description of Notes.”

Our ability to refinance would also depend upon the condition of the finance and credit markets. Our inability to generate sufficient cash flow to satisfy our debt obligations, including the notes, or to refinance our obligations on commercially reasonable terms or on a timely basis, would have an adverse effect on our business, results of operations and financial condition.

If we cannot make scheduled payments on our debt, we will be in default and holders of the notes could declare all outstanding principal and interest to be due and payable, the lenders under the ABL Facility could terminate their commitments to loan money, the lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation. All of these events could result in your losing your investment in the notes.

We may not be able to satisfy our obligations to holders of the notes upon a change of control.

In the event of a change of control, each holder of the notes may require us to purchase all or a portion of its notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. However, certain events involving a change of control will result in an event of default under our ABL Facility and may result in an event of default under other indebtedness that we may have at the time of any such event. In addition, the purchase of the notes prior to their stated maturity would be an event of default under our ABL Facility. An event of default under our ABL Facility or other indebtedness could result in an acceleration of such indebtedness and a cross default and acceleration of indebtedness under the notes. We cannot assure you that we would be able to repay such accelerated indebtedness or obtain necessary consents under the ABL Facility to avoid an event of default and be able to repurchase the notes in connection with a change in control. Repurchasing the notes in connection with a change in control may therefore result in us having to refinance our other outstanding debt, which we may not be able to do. Further, even if we were able to refinance this debt, the refinancing may not be on terms favorable to us.

The change of control provision in the indenture governing the notes may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change of the magnitude required under the definition of change of control in the indenture to trigger our obligation to repurchase the notes. Except as described above, the indenture does not contain provisions that permit the holders of the notes to require us to repurchase or redeem such notes in an event of a takeover, recapitalization or similar transaction.

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased by us has occurred following a sale of “substantially all” of our assets.

Specific kinds of change of control events require us to make an offer to repurchase all of our outstanding notes. The definition of change of control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of Conn’s and its restricted subsidiaries taken as a whole. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of Conn’s and its restricted subsidiaries taken as a whole to another individual, group or entity may be uncertain.

If we do not comply with the covenants in the credit agreement that governs our ABL Facility and the indenture governing the notes, we may not have the funds necessary to pay all of our indebtedness that could become due.

The credit agreement governing our ABL Facility and the indenture governing the notes contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability to:

•	incur additional indebtedness;

•	pay dividends or make other distributions in respect of, or repurchase or redeem, our capital stock;

•	prepay, redeem or repurchase certain debt;

•	make loans and certain investments;

•	sell assets;

•	incur liens;

•	enter into transactions with affiliates; and

•	consolidate, merge or sell all or substantially all of our assets.

In addition, the restrictive covenants in the credit agreement governing our ABL Facility require us to maintain specified financial ratios, including a maximum leverage ratio and minimum fixed charge coverage ratio, and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we may be unable to meet them.

A breach of the covenants or restrictions under the indenture that governs the notes, or under the credit agreement governing our ABL Facility, could result in an event of default under the applicable indebtedness. Such a default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the credit agreement governing our ABL Facility would permit the lenders under our ABL Facility to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under our ABL Facility, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event our lenders or noteholders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our strategy. In addition, our financial results, our significant indebtedness and our credit ratings could adversely affect the availability and terms of our financing.

Your right to receive payments on the notes is effectively junior to the lenders under our ABL Facility or other secured indebtedness.

Our obligations under the notes and the guarantors’ obligations under their guarantees of the notes are unsecured. As a result, the notes and any related guarantees are effectively subordinated to all of our and the guarantors’ secured indebtedness to the extent of the value of the collateral securing such indebtedness. Our ABL Facility is secured by a first priority security interest in substantially all of our assets and the assets of our domestic subsidiaries. In the event that we or a guarantor are declared bankrupt, become insolvent or are liquidated or reorganized, our obligations under our ABL Facility and any other secured obligations will be entitled to be paid in full from our assets or the assets of such guarantor pledged as security for such obligation before any payment may be made with respect to the notes. Holders of the notes would participate ratably in our remaining assets or the remaining assets of the guarantors with all holders of unsecured indebtedness that are deemed to rank equally with the notes, based upon the respective amount owed to each creditor. In addition, if we default under our ABL Facility, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture under which the notes were issued at such time. In any such event, because the notes will not be secured by any of our assets or any equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully.

As of January 31, 2015, we had $529.2 million outstanding under our ABL Facility, including issued standby letters of credit., all of which would be secured. Further, the indenture governing the notes permits the incurrence of substantial additional indebtedness by us and our subsidiaries in the future, including secured indebtedness, subject to certain restrictions. Any secured indebtedness incurred would rank senior to the notes to the extent of the value of the collateral securing such indebtedness.

The notes are structurally subordinated to all liabilities of our non-guarantor subsidiaries.

The notes are structurally subordinated to the indebtedness and other liabilities of our existing and future subsidiaries that do not guarantee the notes. Our non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we or any guarantors have to receive any assets of any non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be structurally subordinated to the claims of those subsidiaries’ creditors, including trade creditors. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any non-guarantor subsidiaries, such non-guarantor subsidiaries will pay the holders of their indebtedness, holders of preferred equity interests, if any, and their trade creditors before they will be able to distribute any of their assets to us to satisfy obligations under the notes and our other indebtedness. The credit agreement that governs our ABL Facility and the indenture governing the notes permit our non-guarantor subsidiaries to incur additional indebtedness, subject to certain limits, and will not limit their ability to incur liabilities that do not constitute indebtedness, as defined in such agreements.

As of January 31, 2015, our non-guarantor subsidiaries represented an immaterial percentage of our total assets and liabilities, and for the three months ended January 31, 2015 our non-guarantor subsidiaries represented an immaterial percentage of our total revenue and operating income, in each case, calculated on a consolidated basis. As of January 31, 2015, our non-guarantor subsidiaries had an immaterial amount of indebtedness.

A ratings agency downgrade could lead to increased borrowing costs and credit stress.

If one or more rating agencies that rate the notes either assigns the notes a rating lower than the rating expected by the investors in the notes or reduces its rating in the future, the market price of the notes, if any, would be adversely affected. In addition, if any of our outstanding debt that is rated is downgraded, raising capital will become more difficult for us, borrowing costs under our ABL Facility and other future borrowings may increase and the market price of the notes, if any, may decrease.

If the notes receive an investment grade rating, many of the covenants in the indenture governing the notes will be suspended, thereby reducing some of your protections in the indenture.

If at any time the notes receive an investment grade rating from either of Standard & Poor’s Rating Services or Moody’s Investor Services, subject to certain additional conditions, many of the covenants in the indenture governing the notes applicable to us and our restricted subsidiaries, including the limitations on indebtedness and disqualified capital stock and restricted payments, will be suspended. While these covenants will be reinstated if we fail to maintain an investment grade rating on the notes, during the suspension period holders of the notes will not have the protection of these covenants and we will have greater flexibility to incur indebtedness and make restricted payments. No default or event of default will be deemed to exist under the indenture, the notes or the guarantees with respect to the suspended covenants based on any actions taken or events occurring during the period in which the covenants were suspended that were permitted at such time, regardless of whether such actions or events would have been permitted if the applicable suspended covenants remained in effect during such period.

Federal and state fraudulent transfer laws permit a court to void the guarantees.

The issuance of the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (i) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (ii) any of our guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing a guarantee and, in the case of (ii) only, one of the following is also true:

•	any of our guarantors were insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

•	payment of the consideration left any of our guarantors with an unreasonably small amount of capital to carry on the business; or

•	any of our guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.

If the guarantees were legally challenged, any guarantee could be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. If a court were to find that the issuance of the a guarantee was a fraudulent conveyance, the court could void the payment obligations under such guarantee or subordinate such guarantee to presently existing and future indebtedness of such guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes.

Generally, an entity would be considered insolvent if at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the guarantees would not be subordinated to any guarantor’s other debt.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods presented:

	Year Ended January 31,
	2015	2014	2013	2012(1)	2011
Ratio of earnings to fixed charges	2.8x	5.6x	3.8x	—	1.0x

(1)	Due to our loss in the fiscal year ended January 31, 2012, the ratio coverage was less than 1:1. Additional earnings of $3.9 million would have been required to achieve a ratio of 1:1. For the fiscal year ended January 31, 2012, we incurred charges of approximately $11.1 million related to the repayment of our term loan that are not included in amortized premiums and expenses above. This amount included a prepayment premium of $4.8 million, write-off of the unamortized original issue discount of $5.4 million and deferred financing costs of $0.9 million.

Ratio of earnings to fixed charges is calculated as income before provision for income taxes plus fixed charges (excluding capitalized interest), divided by fixed charges. Fixed charges consist of the sum of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of the interest within rental expense.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive old notes in a like principal amount. The form and terms of the new notes are identical in all respects to the form and terms of the old notes, except the new notes will be registered under the Securities Act and will not contain restrictions on transfer, registration rights or provisions for additional interest. Old notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in outstanding indebtedness.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We sold the old notes in transactions that were exempt from or not subject to the registration requirements under the Securities Act. Accordingly, the old notes are subject to transfer restrictions. In general, you may not offer or sell the old notes unless either they are registered under the Securities Act or the offer and sale is exempt from, or not subject to, registration under the Securities Act and applicable state securities laws.

In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes. In that agreement, we agreed to use our reasonable best efforts to file an exchange offer registration statement after the closing date following the offering of the old notes. Now, to satisfy our obligations under the registration rights agreement, we are offering holders of the old notes who are able to make certain representations described below the opportunity to exchange their old notes for the new notes in the exchange offer. The exchange offer will be open for a period of at least 20 business days. During the exchange offer period, we will exchange the new notes for all old notes properly surrendered and not withdrawn before the expiration date. The new notes will be registered under the Securities Act, and the transfer restrictions, registration rights and provisions for additional interest relating to the old notes will not apply to the new notes.

Resale of New Notes

Based on no-action letters of the staff of the Commission issued to third parties, we believe that new notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not an “affiliate” of us within the meaning of Rule 405 under the Securities Act;

•	such new notes are acquired in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, the distribution of the new notes.

The staff of the Commission, however, has not considered the exchange offer for the new notes in the context of a no-action letter, and the staff of the Commission may not make a similar determination as in the no-action letters issued to these third parties.

If you tender in the exchange offer with the intention of participating in any manner in a distribution of the new notes, you:

•	cannot rely on such interpretations by the staff of the Commission; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Unless an exemption from registration is otherwise available, any securityholder intending to distribute new notes should be covered by an effective registration statement under the Securities Act. The registration statement should contain the selling securityholder’s information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, resale or other transfer of new notes only as specifically described in this prospectus. If you are a broker-dealer, you may participate in the exchange offer only if you acquired the old notes as a result of market-making activities or other trading activities. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge by way of the letter of transmittal that it will deliver this prospectus in connection with any resale of the new notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of new notes

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time on the expiration date. We will issue new notes in principal amount equal to the principal amount of old notes surrendered in the exchange offer. Old notes may be tendered only for new notes and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $250,000,000 in aggregate principal amount of the old notes is outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Old notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These old notes will continue to be entitled to the rights and benefits such holders have under the indenture relating to the notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral (promptly followed in writing) or written notice of the acceptance to the Exchange Agent and complied with the applicable provisions of the registration rights agreement. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connecting with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on May 29, 2015, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any old notes by giving oral (promptly followed in writing) or written notice of such extension to their holders. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

In order to extend the exchange offer, we will notify the Exchange Agent orally or in writing of any extension. We will notify the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion:

•	to delay accepting for exchange any old notes,

•	to extend the exchange offer, or

•	to terminate the exchange offer,

by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the old notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer. In the event of a material change in the exchange offer, including the waiver by us of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or exchange any new notes for, any old notes if the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC. Similarly, we may terminate the exchange offer as provided in this prospectus before expiration of the offer in the event of such a potential violation.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give prompt oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

In order to participate in the exchange offer, you must properly tender your old notes to the Exchange Agent as described below. It is your responsibility to properly tender your notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions or need help in exchanging your notes, please call the Exchange Agent, whose address and phone number are set forth in “Prospectus Summary—Exchange Offer—Exchange Agent.”

All of the old notes were issued in book-entry form, and all of the old notes are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the old notes may be tendered using the Automated Tender Offer Program (“ATOP”) instituted by DTC. The Exchange Agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer and DTC participants must electronically transmit their acceptance of the exchange offer by causing DTC to transfer their old notes to the Exchange Agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the Exchange Agent. The agent’s message will be deemed to state that DTC has received instructions from the participant to tender old notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange old notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of the notes.

Determinations Under the Exchange Offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

When We Will Issue New Notes

In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only after the Exchange Agent timely receives:

•	a book-entry confirmation of such old notes into the Exchange Agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Old Notes Not Accepted or Exchanged

If we do not accept any tendered old notes for exchange or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to their tendering holder. Such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Your Representations to Us

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any new notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act; and

•	if you are a broker-dealer that will receive new notes for your own account in exchange for old notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus (or to the extent permitted by law, make available a prospectus) in connection with any resale of such new notes.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time on the expiration date or, if such old notes have not been accepted for exchange, after the expiration of forty business days from the date of this prospectus. For a withdrawal to be effective you must comply with the appropriate procedures of DTC’s ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn old notes and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any old notes that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the old notes. This crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following the procedures described under “—Procedures for Tendering” above at any time prior to 5:00 p.m., New York City time, on the expiration date.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, telephone, electronic mail or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	all registration and filing fees and expenses;

•	all fees and expenses of compliance with U.S. federal securities and state “blue sky” or securities laws;

•	accounting fees, legal fees incurred by us, disbursements and printing, messenger and delivery services, and telephone costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

Consequences of Failure to Exchange

If you do not exchange new notes for your old notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the old notes. In general, you may not offer or sell the old notes unless the offer or sale is either registered under the Securities Act or exempt from the registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying value as the old notes. This carrying value is the aggregate principal amount of the old notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

DESCRIPTION OF NOTES

We are offering to exchange up to $250,000,000 aggregate principal amount of our new 7.250% Senior Notes due 2022, which have been registered under the Securities Act, referred to in this prospectus as the “new notes,” for any and all of our outstanding unregistered 7.250% Senior Notes due 2022, referred to in this prospectus as the “old notes.” We issued the old notes on July 1, 2014 in a transaction not requiring registration under the Securities Act. We are offering you new notes in exchange for old notes in order to satisfy our registration obligations from that previous transaction. The new notes will be treated as a single class with any old notes that remain outstanding after the completion of the exchange offer. The old notes and the new notes are collectively referred to in this description of notes as the “Notes.” The new notes will be issued, and the old notes were issued, under an indenture dated as of July 1, 2014 (the “Indenture”), among the Company, the Guarantors (as defined therein) and U.S. Bank National Association, as trustee (the “Trustee”). For purposes of this description of notes, references to the “Company,” “we,” “our” and “us” refer only to Conn’s, Inc. and not to its subsidiaries. Certain defined terms used in this description but not defined herein have the meanings assigned to them in the Indenture. You can find the definition of various other terms used in this description of notes under the caption “—Certain Definitions” below).

This description of notes is intended to be a useful overview of the material provisions of the Notes and the Indenture. Since this description of notes is only a summary, it does not contain all of the details found in the full text of, and is qualified in its entirety by the provisions of, the Notes and the Indenture. You should refer to the form of Notes and the Indenture for a complete description of the obligations of the Company and the Guarantors and your rights. The Company will make a copy of the Indenture available to the Holders and to prospective investors upon request.

General

The Notes

The Notes:

•	will be unsecured, senior obligations of the Company;

•	will be limited to an aggregate principal amount of $250.0 million, subject to our ability to issue Additional Notes;

•	will mature on July 15, 2022;

•	will be Guaranteed on a senior unsecured basis by all of the Company’s existing and future Domestic Subsidiaries that are guarantors or borrowers under the Credit Agreement, provided that under certain circumstances, a Guarantor will be released from all of its obligations under the Indenture, and its Note Guarantee will terminate;

•	will be issued in denominations of $2,000 or an integral multiple of $1,000 in excess thereof;

•	will rank equally in right of payment with any existing and future senior Indebtedness of the Company (including the Obligations under its Guarantee of the Credit Agreement);

•	will be effectively subordinated to all existing and future Secured Indebtedness of the Company (including the Obligations under its Guarantee of the Credit Agreement) to the extent of the value of the assets securing such Indebtedness;

•	will be senior in right of payment to any future Subordinated Obligations;

•	will be structurally subordinated to obligations of any Non-Guarantor Subsidiary; and

•	will be represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in physical, certificated form. See “Book-Entry, Settlement and Clearance.”

As of the Issue Date, all of the Company’s Subsidiaries were “Restricted Subsidiaries,” other than Conn’s Receivables Funding I, LP, Conn’s Receivables, LLC and Conn’s Receivables Funding I GP, LLC, each of which are Securitization Subsidiaries. Subject to the provisions of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” we will be permitted to designate Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture.

Interest

Interest on the new notes will:

•	accrue at the rate of 7.25% per annum;

•	accrue from the most recent interest payment date;

•	be payable in cash semi-annually in arrears on January 15 and July 15, commencing on July 15, 2015;

•	be payable to the Holders of record at the close of business on January 1 and July 1 immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payments on the Notes; Paying Agent and Registrar

We will pay the principal of, and premium, if any, and interest on, the Notes at the office or agency designated by the Company, except that we may, at our option, pay interest on the Notes by check mailed to Holders at their registered address set forth in the Registrar’s books. We have initially designated the corporate trust office of the Trustee to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

We will pay the principal of, and premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered Holder of such global Note.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but the Company or the Trustee will require a Holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required (i) to transfer or exchange any Note selected for redemption, (2) to transfer or exchange any Note for a period of 15 days before the day of any selection of Notes to be redeemed or (3) to register the transfer of or to exchange any Note between a record date and the next succeeding interest payment date.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Optional Redemption

Except as described below under “—Repurchase at the Option of Holders—Change of Control,” the Notes are not redeemable until July 15, 2017. On and after July 15, 2017, the Company may redeem the Notes, in whole or, from time to time, in part, at the following redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest on the Notes, if any, to the applicable date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date following on or prior to such redemption date), if redeemed during the 12-month period beginning on July 15 of the years indicated below:

Year	Percentage
2017	105.438%
2018	103.625%
2019	101.813%
2020 and thereafter	100.000%

Prior to July 15, 2017, the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) in an amount not to exceed the Net Cash Proceeds (less the amount of such proceeds used to repurchase or repay other debt or securities (other than a temporary reduction in revolving credit borrowings) or to acquire securities of any person or acquire any business) of one or more Equity Offerings at a redemption price equal to 107.250% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date following on or prior to such redemption date); provided that

(1) at least 65% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption (unless all of such Notes are redeemed); and

(2) such redemption occurs within 180 days after the closing of any such Equity Offering.

In addition, at any time prior to July 15, 2017, the Company may redeem the Notes, in whole or, from time to time, in part, at a redemption price equal to 100% of the aggregate principal amount of the Notes plus the Applicable Premium, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to such redemption date).

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

Notices of redemption shall be mailed or otherwise delivered in accordance with the applicable DTC procedures at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address, except that notices of redemption may be mailed or delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot in accordance with the applicable procedures of DTC or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no Note of $2,000 in original principal amount will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Any redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction.

Mandatory Redemption; Open Market Purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase the Notes as described under the caption “—Repurchase at the Option of Holders.”

The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws.

Ranking of the Notes

The Notes are senior unsecured obligations of the Company that rank senior in right of payment to all future Indebtedness of the Company that is expressly subordinated in right of payment to the Notes. The Notes rank equally in right of payment with all existing and future Indebtedness of the Company that is not so subordinated (including the Obligations under its Guarantee of the Credit Agreement) and are effectively subordinated to all of the Company’s Secured Indebtedness (including the Obligations under its Guarantee of the Credit Agreement) to the extent of the value of the assets securing such Indebtedness and liabilities of our Non-Guarantor Subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company, or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Credit Agreement or other Secured Indebtedness of the Company, the assets of the Company that secure such Secured Indebtedness will be available to pay obligations on the Notes only after all Indebtedness under such Credit Agreement and other Secured Indebtedness and certain hedging obligations and cash management obligations has been repaid in full from such assets. As of January 31, 2015, we had $529.2 million outstanding under our Credit Agreement, including standby letters of credit issued as of that date.

Although the Indenture limits the amount of Indebtedness that the Company and its Restricted Subsidiaries may Incur, such Indebtedness may be substantial and a significant portion of such Indebtedness may be Secured Indebtedness or structurally senior to the Notes. See “—Certain Covenants—Limitation on Indebtedness.”

Note Guarantees

All of the Company’s existing Subsidiaries Guarantee the Notes, other than Conn’s Receivables Funding I, LP, Conn’s Receivables, LLC and Conn’s Receivables Funding I GP, LLC, and all future Domestic Subsidiaries that are guarantors or borrowers under the Credit Agreement will Guarantee the Notes. The Guarantors jointly and severally Guarantee, on a senior unsecured basis, the Company’s obligations under the Notes and under the Indenture. Each Guarantor has agreed to pay, in addition to the obligations stated above, any and all costs and expenses (including reasonable attorneys’ fees and expenses) Incurred by the Trustee or the Holders in enforcing any rights against it under its Note Guarantee.

Each of the Note Guarantees will be a senior unsecured obligation of the respective Guarantor. Each of the Note Guarantees will rank equally in right of payment with any existing and future senior Indebtedness of the respective Guarantor (including its Obligations under the Credit Agreement to the extent such Guarantor is a guarantor or borrower under the Credit Agreement) and will be effectively subordinated to all existing and future Secured Indebtedness of the respective Guarantors (including its Obligations under the Credit Agreement to the extent such Guarantor is a borrower or guarantor under the Credit Agreement) to the extent of the value of the assets securing such Indebtedness. In the event of bankruptcy, liquidation, reorganization or other winding up of a Guarantor, or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Credit Agreement (to the extent such Guarantor is a borrower under the Credit Agreement) or other Secured Indebtedness of such Guarantor, the assets of the Guarantor that secure such Secured Indebtedness will be available to pay obligations on the Notes only after all Indebtedness under such Credit Agreement (to the extent such Guarantor is a borrower under the Credit Agreement) (and certain hedging obligations and cash management obligations) and other Secured Indebtedness of or guaranteed by such Guarantor has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes then outstanding.

Any entity that makes a payment under its Note Guarantee will be entitled upon payment in full of all Obligations that are Guaranteed under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment, determined in accordance with GAAP.

The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. The effectiveness of this limiting provision is not, however, free from doubt. If a Note Guarantee was rendered voidable, it could be subordinated by a court to all other Indebtedness (including Guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such Indebtedness, a Guarantor’s liability on its Note Guarantee could be reduced to zero. See “Risk Factors—Risks Relating to Our Indebtedness and the Notes—Federal and state fraudulent transfer laws permit a court to void the guarantees.”

The Indenture provides that each Note Guarantee by a Guarantor will be automatically and unconditionally released and discharged, and such Guarantor and its obligations under its Note Guarantee will be automatically and unconditionally released and discharged, upon:

(1) (a) (i) any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, consolidation or otherwise) of Capital Stock of such Guarantor after which the applicable Guarantor is no longer a Restricted Subsidiary or (ii) the sale of all or substantially all of the assets of such Guarantor to a Person which is not the Company or a Restricted Person (whether or not such Guarantor is the surviving Person in such transaction), in each case, which sale, assignment, transfer, conveyance, exchange or other disposition does not violate the applicable provisions of the Indenture;

(b) upon the proper designation of any Guarantor as an Unrestricted Subsidiary;

(c) the Company exercising its legal defeasance option or covenant defeasance option as described under “—Defeasance” or the Company’s obligations under the Indenture being discharged in accordance with the terms of the Indenture; or

(d) such Guarantor ceases to be a borrower or guarantor under the Credit Agreement; and

(2) the Company delivering to the Trustee an Officers’ Certificate, stating that all conditions precedent provided for in the Indenture relating to such transaction and/or release have been complied with.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, unless the Company has given a notice of redemption with respect to all of the Notes as described under “—Optional Redemption,” the Company will make an offer to purchase all of the Notes (the “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”) (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to the date of purchase).

No later than 30 days following any Change of Control, unless the Company has given a notice of redemption with respect to all of the Notes as described under “—Optional Redemption,” the Company will mail a notice or otherwise deliver notice in accordance with the applicable procedures of DTC of such Change of Control Offer to each Holder, with a copy to the Trustee, stating:

(1) that a Change of Control Offer is being made and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Company at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on an interest payment date);

(2) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3) the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (of $2,000 or an integral multiple of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3) deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company in accordance with the terms of this covenant.

The paying agent will promptly mail (or otherwise deliver in accordance with the applicable procedures of DTC) to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or otherwise deliver in accordance with the applicable procedures of DTC) (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest to the Change of Control Payment Date will be paid on the Change of Control Payment Date to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender pursuant to the Change of Control Offer.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable, except as set forth under the captions “—Defeasance” and “—Satisfaction and Discharge.” Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Even if sufficient funds were otherwise available, the terms of the Credit Agreement may, and future Indebtedness may, prohibit the Company’s prepayment of the Notes before their scheduled maturity. Consequently, if the Company is not able to prepay the Indebtedness under the Credit Agreement and any such other Indebtedness containing similar restrictions or obtain requisite consents, the Company will be unable to fulfill its repurchase obligations if Holders of Notes exercise their repurchase rights following a Change of Control, resulting in a default under the Indenture. A payment default or acceleration under the Indenture will result in a cross-default under the current terms of the Credit Agreement.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) in connection with or in contemplation of any publicly announced Change of Control, the Company has made any offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered in accordance with the terms of the Alternate Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer or Alternate Offer may be made in advance of a Change of Control conditional upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control contemporaneously with the making of the Change of Control Offer or Alternate Offer.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Company to make an offer to repurchase the Notes as described above. The provisions under the Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer or Alternate Offer and the Company, or any other Person making a Change of Control Offer in lieu of the Company as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Securities that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment or Alternate Offer price, as applicable, plus, to the extent not included in the Change of Control Payment or Alternate Offer price, as applicable, accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to such redemption date).

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the shares, property and assets subject to such Asset Disposition; and

(2) at least 75% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Disposition and all other Asset Dispositions since the Issue Date, is in the form of cash or Cash Equivalents.

For the purposes of clauses (1) and (2), no Asset Disposition pursuant to condemnation, confiscation, appropriation or other similar taking, including by deed in lieu of condemnation, resulting from damage, destruction, or total loss, or pursuant to foreclosure or other enforcement of a Lien Incurred not in breach of the Indenture or exercise by the related lienholder of rights with respect thereto, including by deed or assignment in lieu of foreclosure shall, in any such case, be required to satisfy the conditions set forth in clause (1) and (2) above.

For the purposes of clause (2) above and for no other purpose, the following will be deemed to be cash:

(1) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than liabilities that are by their express terms subordinated in right of payment to the Notes or the Note Guarantees) that are assumed by the transferee of any such shares, property or other assets and from which the Company and all Restricted Subsidiaries have been validly released by all creditors in writing;

(2) any securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Disposition; and

(3) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of (x) $35.0 million and (y) 2.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received without giving effect to subsequent changes in value).

Within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, the Company or such Restricted Subsidiary may apply such Net Available Cash, at the option of the Company and in the sequence it elects, as follows:

(a) to repay, retire or redeem any Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations), in each case other than Indebtedness owed to the Company or an Affiliate of the Company; or

(b) to invest in Additional Assets;

provided that the Issuer will be deemed to have complied with the provisions described in clause (b) of this paragraph if and to the extent that, within 365 days from the later of the date of such Asset Dispositions that generated the Net Available Cash or the receipt of such Net Available Cash, the Company or such Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement to acquire the assets or Capital Stock of a Similar Business, make an Investment in Additional Assets or make a capital expenditure in compliance with the provision described in clause (b), and that acquisition, purchase, investment or capital expenditure is thereafter completed within 180 days after the end of such 365-day period. Pending the final application of any such Net Available Cash in accordance with clauses (a) or (b) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness (including under a revolving Debt Facility) or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture.

Any Net Available Cash from Asset Dispositions that are not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds” which, for the avoidance of doubt, shall not include any Net Available Cash that is the subject of an Asset Disposition Offer to the extent not accepted by the Holders on or before the applicable Asset Disposition Purchase Date pursuant to the terms described below. On the 366th day after an Asset Disposition, or, in the case of clause (b) of the preceding paragraph, upon abandonment of any such project (or in either case, earlier at the Company’s option), if the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will promptly thereafter be required to make an offer (“Asset Disposition Offer”) to all Holders and, to the extent required by the terms of outstanding Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, to purchase the maximum aggregate principal amount of Notes and any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date), in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, in each case in denominations of $2,000 or an integral multiple of $1,000 in excess thereof. The Company shall commence an Asset Disposition Offer with respect to Excess Proceeds by mailing (or otherwise communicating in accordance with the procedures of DTC) the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes and Pari Passu Indebtedness validly tendered and not properly withdrawn pursuant to an Asset

Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate accreted value or principal amount of tendered Notes and Pari Passu Indebtedness. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will apply all Excess Proceeds to the purchase of the aggregate principal amount of Notes and, if applicable, Pari Passu Indebtedness (on a pro rata basis, if applicable) required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount of Notes (and, if applicable, Pari Passu Indebtedness) has been so validly tendered, all Notes and Pari Passu Indebtedness validly tendered in response to the Asset Disposition Offer.

If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest up to but excluding the asset sale purchase date will be paid to the Person in whose name a Note is registered at the close of business on such record date.

The Company will deliver, or cause to be delivered, to the Trustee the Notes so accepted and an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof so accepted and that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of any conflict.

Certain Covenants

Effectiveness of Covenants

Following the first day (such date, a “Suspension Date”):

(a) the Notes have an Investment Grade Rating from either of the Rating Agencies;

(b) no Default has occurred and is continuing; and

(c) an Officer’s Certificate is delivered by the Company to the Trustee to the foregoing effect,

the Company and its Restricted Subsidiaries will thereafter no longer be subject to the provisions of the Indenture summarized under the headings below:

•	“—Repurchase at the Option of Holders—Asset Sales,”

•	“—Limitation on Restricted Payments,”

•	“—Limitation on Indebtedness,”

•	“—Future Guarantors” (but only with respect to any Person that is required to become a Guarantor after the date of the commencement of the applicable Suspension Date),

•	“—Limitation on Restrictions on Distributions from Restricted Subsidiaries,”

•	“—Limitation on Affiliate Transactions,” and

•	the first paragraph of “—Merger and Consolidation” (collectively, the “Suspended Covenants”).

If at any time the credit rating of the Notes is downgraded such that they cease to have an Investment Grade Rating from either Rating Agency, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”), unless and until the Notes subsequently attain an Investment Grade Rating from either of the Rating Agencies and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Rating from either of the Rating Agencies); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below) that were permitted at such time, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the occurrence of each Suspension Date and the Reinstatement Date is referred to as a “Suspension Period.”

On the Reinstatement Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to the first paragraph of “—Limitation on Indebtedness” or one of the clauses set forth in the second paragraph of “—Limitation on Indebtedness” (in each case to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reinstatement Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first or second paragraph of “—Limitation on Indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified under clause (3) of the second paragraph of “—Limitation on Indebtedness.” Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments.”

During any period when the Suspended Covenants are suspended, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to the Indenture.

Promptly following the occurrence of any Suspension Date or Reinstatement Date, the Company will provide an Officers’ Certificate to the Trustee regarding such occurrence, and in the absence of such Officers’ Certificate, the Trustee shall be entitled to presume that no Suspension Date or Reinstatement Date has occurred. The Trustee shall have no obligation to independently determine or verify if a Suspension Date or Reinstatement Date has occurred or notify the Holders of any Suspension Date or Reinstatement Date. The Trustee may provide a copy of such Officers’ Certificate to any Holder upon request. There can be no assurance that the Notes will ever achieve an Investment Grade Rating.

Limitation on Indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and the Guarantors may Incur Indebtedness (including Acquired Indebtedness) if on the date thereof and after giving effect thereto on a pro forma basis (including a pro forma application of net proceeds therefrom), the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness of the Company or any Restricted Subsidiary Incurred under one or more Debt Facilities and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with undrawn trade letters of credit and reimbursement obligations relating to trade letters of credit satisfied within 30 days being excluded, and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate outstanding amount Incurred under this clause (1) not to exceed an amount equal to the greater of (i) $1,150.0 million and (ii) the Borrowing Base (determined at the time of Incurrence);

(2) Indebtedness represented by the Notes (other than any Additional Notes) and the Note Guarantees and any Exchange Notes and any Note Guarantees thereof;

(3) Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1), (2), (4), (5), (7), (9), (10), (11) and (15) of this paragraph);

(4) Guarantees by the Company or any Restricted Subsidiary of Indebtedness permitted to be Incurred by the Company or a Guarantor in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Note Guarantee, as the case may be;

(5) Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary; provided, however,

(a) if the Company is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(b) if a Guarantor is the obligor on such Indebtedness and a Non-Guarantor Subsidiary is the obligee, such Indebtedness is subordinated in right of payment to the Note Guarantees of such Guarantor; and

(c) (i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(ii) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

(6) Indebtedness of Persons Incurred and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged into, the Company or any Restricted Subsidiary (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Person is acquired (and after giving pro forma effect thereto), either

(a) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (6); or

(b) the Consolidated Coverage Ratio of the Company and its Restricted Subsidiaries is higher than such ratio immediately prior to such acquisition or merger;

(7) Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes);

(8) Indebtedness (including Capitalized Lease Obligations) of the Company or a Restricted Subsidiary Incurred to finance all or any part of the purchase, lease, construction or improvement of any property, plant or equipment used or to be used in the business of the Company or such Restricted Subsidiary whether through the direct purchase, lease, construction or improvement of such property, plant or equipment, including any such Indebtedness assumed in connection with the purchase of such property, plant or equipment or secured by a Lien thereon prior to such purchases, such property, plant or equipment, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (8) and any Refinancing Indebtedness in respect thereof pursuant to clause (12) and then outstanding, will not exceed at any time outstanding (determined as of the date of such Incurrence) the greater of (i) $75.0 million and (ii) 5.0% of Total Assets of the Company;

(9) Indebtedness Incurred by the Company or its Restricted Subsidiaries (a) in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, surety, appeal and similar bonds and completion Guarantees (not for borrowed money) provided in the ordinary course of business, including obligations in respect of letters of credit, bankers’ acceptances or other similar instruments issued for such purposes to the extent none of such instruments is drawn upon, or if drawn upon, is reimbursed no later than the fifth Business Day following receipt of demand for reimbursement following payment on the letter of credit, bankers’ acceptance or similar instrument and (b) arising from an obligation to repay customer deposits received in the ordinary course;

(10) Indebtedness (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition) arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business or assets of the Company or any business, assets or Capital Stock of a Restricted Subsidiary;

(11) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument, including electronic transfers, wire transfers and credit card payments (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business (except in the form of lines of credit); provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(12) the Incurrence or issuance by the Company or any Restricted Subsidiary of Refinancing Indebtedness that serves to refund or refinance any Indebtedness Incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (6), (8) and this clause (12) of the second paragraph of this covenant, or any Indebtedness issued to so refund or refinance such Indebtedness, including additional Indebtedness Incurred to pay premiums (including reasonable, as determined in good faith by the Company, tender premiums), defeasance costs, accrued interest and fees and expenses in connection therewith;

(13) Indebtedness of Foreign Subsidiaries of the Company in an aggregate outstanding principal amount which will not exceed the greater of (i) $35.0 million and (ii) 2.5% of the Total Assets of the Company, determined as of the date of Incurrence of such Indebtedness;

(14) Indebtedness of the Company to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes (including any Additional Notes, if any);

(15) Indebtedness constituting Non-Recourse Debt under any Permitted Receivables Financing Incurred on or after the Issue Date; and

(16) in addition to the items referred to in clauses (1) through (15) above, Indebtedness of the Company and the Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (16) and then outstanding, will not exceed the greater of (i) $75.0 million and (ii) 5.0% of the Total Assets of the Company determined at the time of Incurrence.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first or second paragraph of this covenant (or any combination thereof), the Company, in its sole discretion, will be permitted to classify and divide such item of Indebtedness (or any one or more portions thereof) on the date of Incurrence and may later re-classify or divide such item of Indebtedness (or any one or more portions thereof) in any manner that complies with the first or second paragraph of this covenant (or any combination thereof) and only be required to include the amount and type of such Indebtedness in one of such clauses; provided that all Indebtedness outstanding on the Issue Date under the Credit Agreement (after giving effect to the offering and the use of proceeds of the Initial Notes) shall be deemed Incurred under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (3) of the second paragraph of this covenant and may not later be reclassified or divided;

(2) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(3) if obligations in respect of letters of credit are Incurred pursuant to a Debt Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(4) the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Non-Guarantor Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(5) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(6) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (ii) the principal amount or liquidation preference thereof in the case of any other Indebtedness.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its or any of its Restricted Subsidiaries’ Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) other than:

(a) dividends or distributions payable solely in Capital Stock of the Company (other than Disqualified Stock); and

(b) dividends or distributions by a Restricted Subsidiary, so long as, in the case of any dividend or distribution payable on or in respect of any Capital Stock issued by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, the Company or the Restricted Subsidiary holding such Capital Stock receives at least its pro rata share of such dividend or distribution;

(2) purchase, redeem, retire or otherwise acquire for value, including in connection with any merger or consolidation, any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3) make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled repayment or installment, scheduled sinking fund payment or scheduled maturity, any Subordinated Obligations or Guarantor Subordinated Obligations, other than:

(a) Indebtedness of the Company owing to and held by any Guarantor or Indebtedness of a Guarantor owing to and held by the Company or any other Guarantor permitted under clause (5) of the second paragraph of the covenant “—Limitation on Indebtedness”; or

(b) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(4) make any Restricted Investment

(all such payments and other actions referred to in clauses (1) through (4) above (other than any exception thereto) shall be referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default exists or immediately after giving effect thereto would exist;

(b) immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the “—Limitation on Indebtedness” covenant; and

(c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (excluding Restricted Payments made pursuant to clauses (1), (2), (3), (4), (6), (7), (8), (9), (10), (11), (12) and (13) of the next succeeding paragraph) would not exceed the sum of (without duplication):

(i) 50% of Consolidated Net Income for the period (treated as one accounting period) from May 1, 2014 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

(ii) 100% of the aggregate Net Cash Proceeds and the Fair Market Value of Capital Stock or other property received by the Company or any Restricted Subsidiary from or in exchange for the issue or sale of Capital Stock of the Company (other than Disqualified Stock) or other capital contributions to the Company subsequent to the Issue Date, other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary (unless such loans have been repaid with cash on or prior to the date of determination); and

(iii) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than debt held by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange); plus

(iv) the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

(x) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances, payments of interest and dividends or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary (other than for reimbursement of tax payments); or

(y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary with and into the Company or any of its Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

The provisions of the preceding paragraph will not prohibit:

(1) any Restricted Payment made by exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Subordinated Obligations or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Guarantor Subordinated Obligations so long as such refinancing Subordinated Obligations or Guarantor Subordinated Obligations are permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” and constitute Refinancing Indebtedness;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness”;

(4) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation or Guarantor Subordinated Obligations (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation or Guarantor Subordinated Obligations in the event of a Change of Control in accordance with provisions similar to the “—Repurchase at the Option of Holders—Change of Control” covenant or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “—Repurchase at the Option of Holders—Asset Sales” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

(5) the declaration of any dividend and the payment of any dividend within 60 days after the date of declaration, if at such date of declaration such dividends would have complied with this provision, or the redemption of Subordinated Obligations or Guarantor Subordinated Obligations within 45 days after the giving of notice of redemption with respect thereto, if such redemption would have complied with this provision at the date of giving such notice;

(6) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock or equity appreciation rights of the Company or any direct or indirect parent of the Company held by any existing or former employees, management, directors or consultants of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate such Person approved by the Board of Directors; provided that such Capital Stock or equity appreciation rights were received for services related to, or for the benefit of, the Company and its Restricted Subsidiaries; and provided, further, that such redemptions or repurchases pursuant to this clause will not exceed $5.0 million in the aggregate during any consecutive 12-month period (plus any unused amounts under this clause (7) from prior years), although such amount in any such period may be increased by an amount not to exceed:

(a) the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Capital Stock of any of the Company’s direct or indirect parent companies, in each case to existing or former employees or members of management of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments (provided that the Net Cash Proceeds from such sales or contributions will be excluded from clause (c)(ii) of the preceding paragraph); plus

(b) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the Net Cash Proceeds described in clauses (a) and (b) of this clause (7);

(7) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or Preferred Stock of a Non-Guarantor Restricted Subsidiary issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense;”

(8) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants, other rights to purchase Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise price thereof or are in respect of withholding taxes thereon;

(9) the distribution, by dividend or otherwise, of shares of Capital Stock of Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or cash equivalents);

(10) purchases by the Company of fractional shares arising out of stock dividends, splits or business combinations or conversation of convertible or exchangeable securities of debt or equity issued by the Company;

(11) payments or distributions to dissenting stockholders (i) pursuant to applicable law or (ii) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by the Indenture;

(12) in addition to the items referred to in clauses (1) through (11) above, Restricted Payments in an aggregate amount, which when taken together with all other Restricted Payments made pursuant to this clause (12) (as reduced by the amount of capital returned from any such Restricted Payments that constituted Restricted Investments in the form of cash and Cash Equivalents (exclusive of items reflected in Consolidated Net Income)) not to exceed $75.0 million; and

(13) any Restricted Payment, provided, that immediately after giving pro forma effect thereto (including the application of the proceeds thereof), the Company would have had a Leverage Ratio of less than or equal to 2.50 to 1.0.

provided, however, that at the time of and immediately after giving effect to, any Restricted Payment permitted under clauses (6), (7), (12) and (13), no Default shall have occurred and be continuing or would occur as a consequence thereof.

In determining whether any Restricted Payment is permitted by the foregoing covenant, the Company may allocate or reallocate, at any time and from time to time, all or any portion of such Restricted Payment among all clauses of the preceding paragraph or among such clauses and the first paragraph of this covenant, provided that at the time of such allocation or reallocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of the foregoing covenant.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The amount of all Restricted Payments paid in cash shall be its face amount.

For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the definition of “Investment.” Such designation will be permitted only if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or permit to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens:

(1) in the case of Liens securing Subordinated Obligations or Guarantor Subordinated Obligations, the Notes and related Note Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes and related Note Guarantees are equally and ratably secured by a Lien on such property, assets or proceeds or are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens.

Any Lien created for the benefit of Holders pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2) make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3) sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clauses (1) or (2) above).

The preceding provisions will not prohibit encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions pursuant to (i) the Credit Agreement and related documentation (including agreements related to banking services, cash management services and Hedging Obligations) and (ii) other agreements or instruments in effect at or entered into on the Issue Date;

(b) the Indenture, the Notes, the Exchange Notes and the respective Note Guarantees and documentation related to each of the foregoing;

(c) any agreement, organizational or governance document or other instrument of, or relating to any asset of, a Person acquired (by merger, consolidation or otherwise) by the Company or any of its Restricted Subsidiaries which is in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired (including after-acquired property);

(d) any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement, instrument or document referred to in clauses (a), (b) or (c) of this paragraph or this clause (d); provided, however, that the encumbrances or restrictions effected by such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive (taken as a whole with all other encumbrances and restrictions contained in such agreement, instrument or document) than the encumbrances and restrictions contained the agreements referred to in clauses (a), (b) or (c) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

(e) in the case of clause (3) of the first paragraph of this covenant, Liens permitted to be Incurred under the provisions of the covenant described under “—Limitation on Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(f) (i) purchase money obligations for property acquired in the ordinary course of business and (ii) Capitalized Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

(g) contracts for the sale of assets (including Sale/Leaseback Transactions) or Capital Stock, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Subsidiary;

(h) cash or other deposits or net worth or similar requirements imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;

(i) any customary provisions in joint venture agreements relating to joint ventures and other similar agreements entered into in the ordinary course of business;

(j) any customary provisions in leases, subleases or licenses and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(k) applicable law or any applicable rule, regulation or order of any arbiter, tribunal or governmental authority;

(l) customary restrictions with respect to a Securitization Subsidiary, pursuant to the terms of a Permitted Receivables Financing; or

(m) other Indebtedness Incurred by the Company or any of its Restricted Subsidiaries or Preferred Stock issued by a Guarantor, in each case in accordance with “—Limitation on Indebtedness,” that, in the good faith judgment of the Company, (i) are not more restrictive, taken as a whole, than those applicable to the Company in the Indenture or the Credit Agreement on the Issue Date (which results in encumbrances or restrictions comparable to those applicable to the Company at a Restricted Subsidiary level) or (ii) will not materially affect the Company’s ability to make principal or interest payments on the Notes.

Limitation on Affiliate Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any material transaction (including the purchase, sale, lease or exchange of any property or asset or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate consideration to or from the Company or a Restricted Subsidiary in excess of $1.0 million, unless:

(1) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained by the Company or such Restricted Subsidiary in a comparable transaction at the time of such transaction in arms-length dealings with a Person that is not an Affiliate;

(2) in the event such Affiliate Transaction involves an aggregate consideration to or from the Company or such Restricted Subsidiary in excess of $5.0 million but less than or equal to $10.0 million, an Officers’ Certificate certifying that such Affiliate Transaction satisfies the criteria in clause (1) above;

(3) in the event such Affiliate Transaction involves an aggregate consideration to or from the Company or such Restricted Subsidiary in excess of $10.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

(4) in the event such Affiliate Transaction involves an aggregate consideration to or from the Company or such Restricted Subsidiary in excess of $25.0 million, the Company has received a written opinion from an Independent Financial Advisor that such Affiliate Transaction satisfied the criteria in clause (1) above or that such Affiliate Transaction is fair to the Company from a financial point of view.

The preceding paragraph will not apply to:

(1) any transaction (i) between or among the Company and one or more of its Restricted Subsidiaries or (ii) between or among Restricted Subsidiaries;

(2) any (i) Restricted Payment permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments” and (ii) Permitted Investments (other than pursuant to clause (2) of the definition thereof);

(3) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or as the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of Officers, employees and directors;

(4) the payment of reasonable and customary fees paid to, and benefit arrangements and indemnity provided for or on behalf of, employees, officers, directors of the Company or any Restricted Subsidiary;

(5) loans or advances to employees (excluding financed receivables from the sale of products to employees in the ordinary course of business), Officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business consistent with past practices, in an aggregate amount not in excess of $1.0 million (without giving effect to the forgiveness of any such loan) at any time outstanding, or any financed receivables from the sale of products to employees in the ordinary course of business;

(6) any agreement as in effect as of the Issue Date, as these agreements may be amended, restated, modified, supplemented, extended, replaced or renewed from time to time, so long as any such amendment, restatement, modification, supplement, extension, replacement or renewal does not, in any material respect, adversely affect the rights of the Holders as compared to, when taken as a whole, the terms of the agreements on the Issue Date, as determined in good faith by the Company;

(7) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Company or a Restricted Subsidiary; provided that such agreement was not entered into contemplation of such acquisition or merger, and any amendment thereto (so long as any such amendment does not, in any material respect, adversely affect the rights of the Holders as compared to, when taken as a whole, the applicable agreement as in effect on the date of such acquisition or merger), as determined in good faith by the Company;

(8) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise not in breach of the terms of the Indenture; provided that in the reasonable determination of the members of the Board of Directors or Senior Management of the Company, such transactions are on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained at the time of such transactions in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(9) any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith;

(10) transactions with a Person that is an Affiliate of the Company solely because the Company owns Capital Stock in, or controls, such Person;

(11) any transaction between the Company or any Restricted Subsidiary and any Person, a director of which is also a director of the Company or a Restricted Subsidiary; provided that such director abstains from voting as a director in connection with the approval of the transaction;

(12) transactions entered into as part of a Permitted Receivables Financing; and

(13) transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable than those that might reasonably have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate.

SEC Reports

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will make available to the Trustee and the Holders, without cost to any Holder, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act with respect to U.S. issuers within the time periods specified therein (including any grace period provided by Rule 12b-25 under the Exchange Act) or in the relevant forms. The foregoing requirements may be satisfied by posting such reports, documents and information on its website within the time periods specified by this covenant.

If the Company has designated any of its Subsidiaries as an Unrestricted Subsidiary, and such Unrestricted Subsidiary, either individually or collectively, would otherwise have been a Significant Subsidiary (based upon the most recently delivered financial statements) then the quarterly and annual financial information required by the initial paragraph of this section shall include a reasonably detailed presentation, as determined in good faith by Senior Management of the Company, either on the face of the financial statements or in the footnotes to the financial statements and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

In addition, the Company and the Guarantors will make available to the Holders and to prospective investors, upon the request of such Holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act. For purposes of this covenant, the Company and the Guarantors will be deemed to have furnished the reports to the Trustee and the Holders as required by this covenant if the Company has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available; provided, that the Trustee shall have no obligation to monitor whether such reports are filed.

In the event that any direct or indirect parent company of the Company becomes a guarantor of the Notes, the Indenture permits the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such parent company; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand.

At any time that the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall within 5 Business Days after providing the quarterly and annual financial information required by the initial paragraph of this section, hold and participate in a quarterly conference call to discuss operating results and related matters for the relevant reporting period, which conference call shall be open to all Holders of notes, any prospective investor that is a qualified institutional buyer (within the meeting of Rule 144A of the Securities Act) or a non-U.S. person (as defined in Regulation S under the Securities Act), any securities analyst or any market maker in the notes (“Permitted Parties”), in each case that have certified to the Company their status as a Permitted Party. Such conference call may be part of or separate from any earnings or similar conference call relating to the financial results of the Company, so long as such call otherwise meets the requirements set forth in this paragraph.

Delivery of such reports and information to the Trustee shall be for informational purposes only and the Trustee’s receipt of them shall not constitute constructive notice of any information contained therein or determinable from information contained therein (including the Company’s compliance with any of its covenants under the Indenture as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate).

Merger and Consolidation

The Company will not consolidate with or merge with or into or wind up into any Person (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person unless:

(1) the resulting, surviving or transferee Person (if other than the Company, the “Successor Company”) is a corporation or limited liability company organized and existing under the laws of the United States of America, any state or territory thereof, or the District of Columbia, and if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

(2) the Successor Company (if other than the Company) expressly assumes all of the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee and, unless the Company and Guarantors have theretofore fulfilled their registration obligations thereunder, assumes by written agreement all of the obligations of the Company under the Registration Rights Agreement;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Company or the Successor Company would be able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “—Limitation on Indebtedness” covenant; or

(b) the Consolidated Coverage Ratio for the Company or the Successor Company and its Restricted Subsidiaries would be no less than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(5) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition and such supplemental indenture (if any) comply with the Indenture.

Notwithstanding the clauses (3) and (4) of the preceding paragraph,

(1) any Restricted Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company or a Restricted Subsidiary so long as no Capital Stock of the Restricted Subsidiary is distributed to any Person other than the Company or such other Restricted Subsidiary; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with clause (5) of the preceding paragraph; and

(2) the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating the Company in another state or territory of the United States or the District of Columbia, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

In addition, the Company will not permit any Guarantor to consolidate with or merge with or into or wind up into any Person (whether or not such Guarantor is the surviving corporation (other than the Company or another Guarantor), unless:

(1) the resulting or surviving Person, if other than the Guarantor (the “Successor Guarantor”), expressly assumes all the obligations of such Guarantor under the Notes, the Indenture and its Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; or

(2) the transaction does not violate the covenant described under “—Repurchase at the Option of Holders—Asset Sales.”

Subject to certain limitations described in the Indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Indenture and the Note Guarantee of such Guarantor. Notwithstanding the foregoing, any Guarantor may (i) merge with or into a Guarantor or the Company or (ii) merge with a Restricted Subsidiary of the Company solely for the purpose of reincorporating the Guarantor in a state or territory of the United States or the District of Columbia, as long as the amount of Indebtedness of such Subsidiary Guarantor and its Restricted Subsidiaries is not increased thereby.

For purposes of this covenant, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the disposition of all or substantially all of the properties and assets of the Company.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

The Company and a Guarantor, as the case may be, will be released from its obligations under the Indenture and its Note Guarantee, as the case may be, and the Successor Company and the Successor Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Company or a Guarantor, as the case may be, under the Indenture, the Notes and, such Note Guarantee; provided that, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes and a Guarantor will not be released from its obligations under its Note Guarantee.

Future Guarantors

If any Domestic Subsidiary (other than a Guarantor) becomes a borrower or guarantor under the Credit Agreement after the Issue Date, then that Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the Trustee within 15 Business Days of such date. Each Note Guarantee shall be subject to the terms and limitations of, including the release provisions, described under “—Note Guarantees.”

Payments for Consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, to or for the benefit of, any Holder for, or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to all Holders and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment; provided that if such consents, waivers or amendments are sought in connection with an exchange offer where participation in such exchange offer is limited to Holders who are “qualified institutional buyers,” within the meaning of Rule 144A, or non-U.S. persons, within the meaning of Regulation S, then such consideration need only be offered to all Holders to whom the exchange offer is made and to be paid to all such Holders that consent, waive or agree to amend in such time frame.

Events of Default

Each of the following is an “Event of Default”:

(1) default in any payment of interest on any Note when due, continued for 30 days;

(2) default in the payment of principal of, or premium, if any, on, any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon acceleration or otherwise;

(3) failure by the Company or any Guarantor to comply with its obligations under “Certain Covenants—Merger and Consolidation;”

(4) failure by the Company or the Guarantors to comply for 30 days after notice as provided below with any of their obligations under the covenants described under “—Repurchase at the Option of Holders” above;

(5) failure by the Company or any Guarantors to comply for 60 days (or 120 days with respect to the obligations under “Certain Covenants—SEC Reports”) after notice as provided below with its other agreements contained in the Indenture or the Notes (other than a failure that is subject to clauses (1), (2), (3) or (4) above);

(6) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(a) is caused by a failure to pay principal on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or

(b) results in the acceleration of such Indebtedness prior to its stated maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $25.0 million or more (or its foreign currency equivalent) and such payment default shall not have been cured or waived or such acceleration rescinded or such Indebtedness paid or discharged, in each case within 30 days thereof;

(7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the “bankruptcy provisions”);

(8) failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final and non-appealable judgments aggregating in excess of $25.0 million (or its foreign currency equivalent) (net of any amounts that are covered by insurance issued by a reputable and creditworthy insurance company that has not contested coverage), which final judgments are not paid, discharged or stayed for a period of 60 days or more after such judgment becomes final and non-appealable (the “judgment default provision”); or

(9) (a) any Note Guarantee of a Significant Subsidiary or group of Guarantors that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture or the Note Guarantee) or is declared null and void in a judicial proceeding or (b) any Guarantor that is a Significant Subsidiary or group of Guarantors that, taken together (as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary denies or disaffirms its obligations under the Indenture or its Note Guarantee, except in accordance with the Indenture.

However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the then outstanding Notes notify, in writing, the Company of the Default, and the Company does not cure such Default within the time specified in clauses (4) and (5) of this paragraph, as applicable, after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (7) above with respect to the Company) occurs and is continuing, the Trustee by written notice to the Company, specifying the Event of Default, or the Holders of at least 25% in principal amount of the then outstanding Notes by written notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, and premium, if any, and accrued and unpaid interest, if any, on, all the Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest, if any, will be due and payable immediately. The Trustee will have no obligation to accelerate the Notes if and so long as a committee and its responsible officers, in good faith, determines acceleration is not in the best interest of the Holders. If an Event of Default described in clause (7) above occurs with respect to the Company and is continuing, the principal of, and premium, if any, and accrued and unpaid interest, if any, on, all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the then outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, and premium, if any, and interest on, the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture, the Notes and the Note Guarantees at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the then outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use under the circumstances in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture, the Notes or the Note Guarantee, or that the Trustee determines in good faith is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnity or security reasonably satisfactory to it against all losses and expenses caused by taking such action.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, or premium, if any, or interest on, any Note, the Trustee may withhold from the Holders notice of any continuing Default if the Trustee determines in good faith that withholding the notice is in the interests of the Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof and so long as it is then continuing, written notice of any events which constitute a Default, their status and what action the Company is taking or proposing to take in respect thereof.

Amendments and Waivers

Except as provided below, the Indenture, the Notes and the Note Guarantees may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each Holder of an outstanding Note affected, no amendment, supplement or waiver may:

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the stated rate of interest or extend the stated time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) waive a Default or Event of Default in the payment of principal of, or premium, if any, or interest on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described above under “—Optional Redemption,” (it being understood that this does not include the provisions under “—Repurchase at the Option of Holders—Change of Control” or “—Repurchase at the Option of Holders—Asset Sales” or provisions relating to minimum notices required for redemption of Notes as described above under “—Optional Redemption”);

(6) make any Note payable in money other than that stated in the Note;

(7) impair the right of any Holder to receive payment of principal of, or premium, if any, or interest on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(8) make any change in the amendment or waiver provisions which require each Holder’s consent;

(9) modify the Note Guarantee of any Guarantor that is a Significant Subsidiary in any manner materially adverse to the Holders; or

(10) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or the Indenture, except in compliance with the terms thereof.

Notwithstanding the foregoing, without the consent of any Holder, the Company, the Guarantors and the Trustee may amend the Indenture, the Notes and the Note Guarantees to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor of the obligations of the Company or any Guarantor under the Indenture in accordance with “—Certain Covenants—Merger and Consolidation;”

(3) comply with the rules of any applicable securities depositary;

(4) add Guarantors with respect to the Notes or release a Guarantor from its obligations under its Note Guarantee or the Indenture in accordance with the applicable provisions of the Indenture;

(5) secure the Notes and the Note Guarantees;

(6) add covenants of the Company and its Restricted Subsidiaries or Events of Default for the benefit of Holders or to make changes that would provide additional rights to the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

(7) make any change that does not adversely affect the legal rights under the Indenture of any Holder;

(8) comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(9) evidence and provide for the appointment and acceptance of an appointment under the Indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;

(10) conform the text of the Indenture, the Notes or the Note Guarantees to any provision of this “Description of Notes”; or

(11) make any amendment to the provisions of the Indenture relating to, or providing for, the issuance, transfer and legending of Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the Notes, Exchange Notes or, if Incurred in compliance with the Indenture, Additional Notes, and in each case, the related Note Guarantees; provided, however, that (A) compliance with the Indenture as so amended would not result in Notes being issued or transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. A consent to any amendment, supplement or waiver under the Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender. After an amendment, supplement or waiver under the Indenture becomes effective pursuant to the first paragraph of this section, the Company is required to mail to the Holders a notice briefly describing such amendment, supplement or waiver. However, the failure to mail such notice to the Holders, or any defect in the notice will not impair or affect the validity of the amendment, supplement or waiver.

Defeasance

The Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Guarantors discharged with respect to the Indenture and the outstanding Notes and the Note Guarantees issued under the Indenture (“legal defeasance”) except for:

(1) the rights of Holders to receive payments in respect of the principal of, or premium, if any, and interest on, the Notes when such payments are due, solely out of the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) the legal defeasance provisions of the Indenture.

If the Company exercises the legal defeasance option, the Note Guarantees in effect at such time will be automatically released.

The Company at any time may be released from its obligations described under “—Repurchase at the Option of Holders” and under the covenants described under “—Certain covenants” (other than “—Certain covenants—Merger and Consolidation”), and clauses (3) and (4) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above (“covenant defeasance”).

If the Company exercises the covenant defeasance option, the Note Guarantees in effect at such time will be automatically released.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, an Event of Default specified in clause (3) that resulted solely from the failure of the Company to comply with clauses (3) and (4) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above, clause (4) (only with respect to covenants that are released as a result of such covenant defeasance), clause (5) (only with respect to covenants that are released as a result of such covenant defeasance), clause (6), clause (7) (solely with respect to Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary), clause (8) or clause (9) under “—Events of Default” above, in each case, shall not constitute an Event of Default.

In order to exercise either legal defeasance or covenant defeasance under the Indenture:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in amounts as will be sufficient, as confirmed, certified or attested by an Independent Financial Advisor in writing to the Trustee, without consideration of any reinvestment of interest, to pay the principal, premium, if any, and interest due on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of legal defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3) in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, the Credit Agreement or any other material agreement or material instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(5) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Guarantor or others;

(6) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance, as the case may be, have been complied with; and

(7) the Company shall have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officers’ Certificate referred to in clause (6) above.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder (except for certain obligations that, by their express terms, survive), when either:

(1) all Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust) have been delivered to the Trustee for cancellation; or

(2) (A) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;

(B) the Company has paid or caused to be paid or otherwise made, to the satisfaction of the Trustee, provision for the payment of, all sums payable by it under the Indenture; and

(C) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company shall deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent to satisfaction and discharge have been satisfied.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future manager, director, officer, employee, incorporator, member, partner, stockholder or other owner of equity interests of the Company or any of its Subsidiaries, as such shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Notices

Notices given by publication will be deemed given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing. Notwithstanding any other provision of the Indenture or any Note, where the Indenture or any Note provides for notice of any event (including any notice of redemption) to any Holder of an interest in a global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC or any other applicable depositary for such Note (or its designee) according to the applicable procedures of DTC or such depositary.

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

Governing Law

The Indenture provides that it, the Notes and any Note Guarantee are governed by, and will be construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person,

(a) Indebtedness of any other Person or any of its Subsidiaries existing at the time such other Person is merged with or becomes a Restricted Subsidiary of such specified Person; or

(b) assumed in connection with the acquisition of assets from such other Person,

in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such other Person being merged with or becoming a Restricted Subsidiary of, such specified Person or such acquisition, and Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, but excluding Indebtedness extinguished, retired or repaid in connection with such Person merging with or becoming a Restricted Subsidiary of such specified Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (a) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (b) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1) any property, plant, equipment or other asset (for the avoidance of doubt, excluding working capital or current assets but including store locations (including leases with respect thereto)), and improvements and additions thereto, and other capital expenditures with respect thereto, to be used by the Company or a Restricted Subsidiary in a Similar Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Similar Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that exclusively for purposes of “—Repurchase at the Option of Holders—Asset Sales” and “—Certain Covenants—Limitation on Affiliate Transactions,” beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of:

(1) 1.0% of the principal amount of such Note, and

(2) the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such Note on July 15, 2017 (such redemption price being set forth in the table under “Optional Redemption”) plus (ii) all required interest payments due on such Note through July 15, 2017 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then-outstanding principal of such Note.

“Asset Disposition” means any sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition (other than operating leases entered into in the ordinary course of business) of (i) shares of Capital Stock of a Restricted Subsidiary (other than shares required by applicable law to be owned by another Person, including directors’ qualifying shares), (ii) property or (iii) other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction. For the avoidance of doubt, “Asset Disposition” does not mean the issuance or sale by the Company of Capital Stock, debt security or any other security of the Company.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1) a disposition of shares of Capital Stock, property or other assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(2) a disposition of cash or Cash Equivalents in the ordinary course of business;

(3) a disposition of property and assets in the ordinary course of business, including, without limitation, (i) the sale or rent of merchandise, inventory, products and services to customers, and (ii) the sale or discount, with or without recourse, and on commercially reasonable terms, of delinquent or previously charged off accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

(4) a disposition of obsolete, worn out, damaged or used equipment, or equipment or inventory that is no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to “—Certain Covenants—Merger and Consolidation” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(6) an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(7) the making of a Permitted Investment or a Restricted Payment;

(8) dispositions of assets in a single transaction or a series of related transactions in which the aggregate fair market value of the assets disposed does not exceed $10.0 million for each such transaction or series of related transactions;

(9) the creation of a Lien that is not prohibited by the Indenture and dispositions in connection with such Liens;

(10) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11) the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by the covenant described under “—Certain Covenants—Limitation on Indebtedness;”

(12) (a) the licensing or sublicensing of intellectual property or other general intangibles and (b) licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(13) foreclosure or other realization pursuant to Lien rights on assets;

(14) any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(15) sales, conveyances, contributions and other transfers of assets described in the definition of “Permitted Receivables Financing”;

(16) a Sale/Leaseback Transaction with respect to any asset that occurs within 270 days of the later of the acquisition or construction of, or the completion of a material improvement to, such asset;

(17) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) primarily for use in a Similar Business; and

(18) the concurrent purchase and sale or exchange, between the Company or any of its Restricted Subsidiaries and another Person, of Additional Assets (an “Asset Swap”), provided that any cash received in connection with such transaction must be applied in accordance with “—Repurchase at the option of holders—Asset Sales.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bank Product Obligations” means any of the following products, services or facilities extended to the Company or any of its Restricted Subsidiaries by any lender under the Credit Agreement or any of its Affiliates: (a) any services provided in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services and (b) commercial credit card and merchant card services.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or (other than for purposes of determining Change of Control) the executive committee of the board of directors;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to the sum of (1) 80% of the face amount of accounts receivable, (2) 85% of the book value of inventory and (3) 90% of the face amount of credit card accounts receivable, in each case, of the Company and its Restricted Subsidiaries calculated on a consolidated basis in accordance with GAAP as of the end of the most recent month preceding such date for which financial statements are available; provided that, for the avoidance of doubt, any receivables that are subject to a Permitted Receivables Financing shall be excluded from the Borrowing Base.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, equity appreciation rights, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Common Stock or Preferred Stock and limited liability company or partnership interests (whether member or general or limited), but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP as in effect on the Issue Date, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1) U.S. dollars, or in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully Guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments;

(4) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender under the Credit Agreement or any commercial bank having combined capital and surplus in excess of $250.0 million and a Thomson Bank Watch Rating of “B” or better;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Services or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(7) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above.

“Change of Control” means:

(1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets); provided that a transaction in which the Company becomes a Subsidiary of another person shall not constitute a Change of Control if, immediately following such transaction, the persons who were stockholders of the Company immediately prior to such transaction continue to beneficially own, directly or indirectly through one or more intermediaries, 50% of more of the total voting power of the Voting Stock of such other person of whom the Company has become a Subsidiary;

(2) the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(3) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means with respect to any Capital Stock of any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements prepared on a consolidated basis in accordance with GAAP are available to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1) if the Company or any Restricted Subsidiary:

(a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is or includes an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (other than Indebtedness incurred under any revolving Debt Facility); or

(b) has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving Debt Facility unless such Indebtedness has been permanently repaid and the related commitment terminated and not replaced), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2) if since the beginning of such period, the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed of or discontinued (as defined under GAAP) any company, division, operating unit, segment, business, group of related assets or line of business (but not including the closure or opening of store locations in the ordinary course of business or exit or introduction of a product category) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes such a transaction:

(a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to such disposition or discontinuation for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period; and

(b) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, retired, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to the Company and its continuing Restricted Subsidiaries in connection with such transaction for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clauses (1), (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1) increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(a) Consolidated Interest Expense; plus

(b) Consolidated Income Taxes; plus

(c) consolidated depreciation expense; plus

(d) consolidated amortization expense or impairment charges recorded in connection with the application of Accounting Standards Codification Topic 350, Intangibles—Goodwill and Other or Topic 360, Property, Plant and Equipment; plus

(e) other non-cash charges reducing Consolidated Net Income, including any write-offs or write-downs (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid expense that was capitalized at the time of payment); plus

(f) any extraordinary or unusual or non-recurring expense or loss (including losses realized upon the sale of or other disposition of an asset of the Company or its Restricted Subsidiaries that is disposed of other than in the ordinary course of business);

(2) decreased (without duplication) by

(a) non-cash items increasing Consolidated Net Income of such Person for such period other than the accrual of revenue in the ordinary course of business (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period);

(b) any extraordinary or unusual or non-recurring income or gain (including gains realized upon the sale of or other disposition of an asset of the Company or its Restricted Subsidiaries that is disposed of other than in the ordinary course of business); and

(c) if Consolidated Income Taxes are a benefit, the amount of such benefit.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are imposed, measured or calculated by reference to the income or profits or capital of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, state, franchise, capital and similar taxes and foreign withholding taxes regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense, without duplication:

(1) interest expense attributable to Capitalized Lease Obligations (but not other leases) and the interest component of any deferred payment obligations constituting Indebtedness;

(2) amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance cost; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3) non-cash interest expense, but any non-cash interest income or expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense;

(4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5) the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries but only to the extent actually paid by the Company or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person;

(6) net costs associated with entering into Hedging Obligations (including amortization of fees) related to Indebtedness;

(7) interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8) all dividends paid or payable or accrued, in cash, Cash Equivalents or Indebtedness during such period on any series of Disqualified Stock of such Person or on Preferred Stock of Non-Guarantor Subsidiaries payable to a party other than the Company or a Wholly Owned Subsidiary; and

(9) any premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable by the Company or any Restricted Subsidiary in connection with a Permitted Receivables Financing, as determined on a consolidated basis and in accordance with GAAP.

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income on an after-tax basis:

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that:

(a) subject to the limitations contained in clauses (3) through (7) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b) the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2) solely for the purpose of determining the amount available for Restricted Payments under clause (c)(i) of “—Certain Covenants—Limitation on Restricted Payments,” any net income (but not loss) of any Restricted Subsidiary (other than a Guarantor) if such Restricted Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a) subject to the limitations contained in clauses (3) through (7) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b) the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3) any gain or loss (less all fees and expenses relating thereto) realized upon any Asset Disposition or other disposition of assets outside the ordinary course of business of the Company or such Restricted Subsidiary;

(4) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(5) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees;

(6) any extraordinary gain or loss;

(7) any unrealized net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic 815, Derivatives and Hedging;

(8) any unrealized gains and losses relating to financial instruments to which fair value accounting is applied;

(9) any net gain or loss resulting in such period from currency translation gains or losses pursuant to Accounting Standards Codification Topic 830, Foreign Currency Matters, related to currency remeasurements of Indebtedness;

(10) effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any completed acquisition;

(11) any non-cash impairment charge or asset write-off (other than with respect to inventory), in each case pursuant to GAAP;

(11) any net income (loss) included in the consolidated statement of operations due to the application of Accounting Standards Codification Topic 810, Consolidation; and

(12) the cumulative effect of a change in accounting principles.

“Credit Agreement” means the Second Amended and Restated Loan and Security Agreement, dated as of September 26, 2012, among the Company, the borrowers party thereto, the several lenders parties thereto from time to time, the several documentation agents parties thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent, as the same has been, or may hereafter be, amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part (whether with any of the original agents or lenders or one or more other agents and lenders and whether pursuant to the same or one or more other governing agreements) from time to time (including increasing the amount loaned thereunder, provided that such additional Indebtedness is Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Indebtedness”).

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Debt Facility” or “Debt Facilities” means, with respect to the Company or any Guarantor, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities or loan agreements or indentures with banks or other investors or lenders or dealers providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities) in whole or in part from time to time (and whether or not with the original trustee, holders, purchasers, administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the Credit Agreement or any other credit or other agreement or indenture).

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officers’ Certificate setting forth the Fair Market Value of such Designated Non-Cash Consideration and the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on, or with respect to, such Designated Non-Cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

(3) is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case other than in exchange for Capital Stock (other than Disqualified Stock) and in each case on or prior to the date 91 days after the earlier of the Stated Maturity of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a Change of Control or Asset Disposition (each defined in a substantially similar manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) provide that the Company or its Restricted Subsidiaries, as applicable, is not required to repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions “—Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales” and such repurchase or redemption complies with “—Certain Covenants—Limitation on Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary other than a Foreign Subsidiary.

“Equity Offering” means an offering for cash by the Company of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than (x) offerings with respect to the Company’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8 or (y) an issuance to any Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means Notes issued in a registered exchange offer pursuant to a corresponding Registration Rights Agreement.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by a responsible financial officer of the Company in good faith; provided that if the fair market value exceeds $25.0 million, such determination shall be made by Senior Management of the Company, and provided, further, if the fair market value exceeds $50.0 million, such determination shall be made by the Board of Directors of the Company or an authorized committee thereof in good faith (including as to the value of all non-cash assets and liabilities).

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state or territory thereof or the District of Columbia and any Restricted Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. Except as otherwise specified, all ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

“Government Securities” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depositary receipt.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business.

The term “Guarantee” used as verb has a corresponding meaning.

“Guarantor” means each Restricted Subsidiary in existence on the Issue Date that provides a Note Guarantee on the Issue Date and any other Restricted Subsidiary that provides a Note Guarantee in accordance with the Indenture; provided that upon release or discharge of such Restricted Subsidiary from its Note Guarantee in accordance with the Indenture, such Restricted Subsidiary ceases to be a Guarantor.

“Guarantor Subordinated Obligation” means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated or junior in right of payment to the obligations of such Guarantor under its Note Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal component of indebtedness of such Person for borrowed money;

(2) the principal component of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto, but excluding undrawn letters of credit, bankers’ acceptances and other similar instruments that support trade payables and self-insurance obligations, and contingent obligations in respect to such excluded letters of credit, bankers’ acceptances and similar instruments, and if drawn upon, only to the extent such principal component of the related reimbursement obligation relating to trade payables and self-insurance obligations is not paid within 30 days following such draw);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (including earn-out obligations), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, and (ii) any earn-out or other similar adjustment to purchase price obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(5) Capitalized Lease Obligations of such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);

(6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Non-Guarantor Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all obligations of such Person under any Permitted Receivables Financing (excluding Standard Securitization Undertakings);

(8) the principal component of indebtedness or obligations of other Persons which are of a type referred to in clauses (1) through (7) above and (10) below and are secured by a Lien on any asset of such Person, whether or not such indebtedness and obligations are assumed by such Person; provided, however, that the amount of such indebtedness or obligations will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such indebtedness or obligations of such other Persons;

(9) the principal component of indebtedness or obligations of other Persons which are of a type referred to in clauses (1) through (7) above and (10) below, to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor); and

(10) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

if and to the extent any of the foregoing obligations (other than under clauses (8), (9) or (10)) would appear as a liability on the balance sheet of such Person. The amount of Indebtedness of any Person at any date will be (without duplication) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided that contingent obligations arising in the ordinary course of business and not with respect to borrowed money of such Person or other Persons shall not be deemed to constitute Indebtedness. Notwithstanding the foregoing, Bank Product Obligations shall not be deemed to be “Indebtedness.”

In addition, “Indebtedness” of any Person shall include Indebtedness as defined in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in Similar Businesses that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“interest” with respect to the Notes means interest with respect thereto.

“Interest Rate Agreement” means, with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers and commissions, moving, travel and similar advances to officers, employees, directors and consultants, in each case made in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit (other than a time deposit)) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1) Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture; and

(2) endorsements of negotiable instruments and documents in the ordinary course of business.

For purposes of “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary that is to be designated an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. or BBB- (or the equivalent) by Standard & Poor’s Ratings Services, or any equivalent rating by any Rating Agency, in each case, with a stable or better outlook.

“Issue Date” means July 1, 2014.

“Leverage Ratio” means, as of any date of determination, the ratio of:

(1) the sum of the aggregate outstanding Indebtedness for money borrowed of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which financial statements are available, determined on a consolidated basis in accordance with GAAP, to

(2) Consolidated EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are available;

provided, however, that for purposes of the foregoing, the aggregate outstanding Indebtedness and Consolidated EBITDA shall each be calculated on a pro forma basis consistent with the pro forma adjustments contemplated by the definition of Consolidated Coverage Ratio.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease or a contractual provision that restricts the ability to grant or permit a Lien on property or assets, or a contractual provision similar to “—Repurchase at the Option of Holders—Asset Sales” that requires the application of sale proceeds on unsecured properties or assets to specified Indebtedness, to be deemed to constitute a Lien.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock or Indebtedness, the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Non-Recourse Debt” means Indebtedness of a Person:

(1) as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness (but excluding any pledge of stock of Capital Stock of an Unrestricted Subsidiary that is an obligor of the related Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise), in each case other than as a result of Standard Securitization Undertakings; and

(2) the explicit terms of which provide there is no recourse against any of the assets of the Company (other than the Capital Stock of an Unrestricted Subsidiary that is an obligor of such Indebtedness) or its Restricted Subsidiaries, other than as a result of Standard Securitization Undertakings.

“Note Guarantee” means, individually, any Guarantee of payment of Notes, the Company’s obligations under the Indenture and Exchange Notes issued in a registered exchange offer pursuant to the Registration Rights Agreement by a Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or, in the event that the Company is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Company. Officer of any Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes (without giving effect to collateral or guarantee arrangements) or the Note Guarantees.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) a Restricted Subsidiary;

(2) any Person if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(3) cash and Cash Equivalents;

(4) franchise contracts, installment contracts, rental contracts, service plans and all other amounts and receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel, commissions and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business in an aggregate amount not in excess of $1.0 million at any one time outstanding;

(7) any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(c) in settlement of debts, claims and disputes owed to the Company or any of the Restricted Subsidiaries which arose out of transactions in the ordinary course of business;

(8) Investments (a) made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Disposition and (b) Investments in Additional Assets made in connection with an Asset Swap as described in clause (18) under the definition of Asset Disposition;

(9) Investments in existence on the Issue Date, and renewals and replacements thereof on terms not materially less favorable to the Company or the Restricted Subsidiaries, as the case may be, than the terms of the Investments being renewed or replaced;

(10) Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with “—Certain Covenants—Limitation on Indebtedness;”

(11) Guarantees issued in accordance with “—Certain Covenants—Limitation on Indebtedness” and Guarantees received with respect to any Permitted Investment described in any of the above or below clauses;

(12) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;

(13) Short-term loans extended by the Company or any Guarantor in the ordinary course of its financial services business;

(14) Investments that are necessary or desirable to effect any Permitted Receivables Financing; and

(15) to the extent not otherwise permitted in any other clause of this definition, Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (15) in an aggregate amount outstanding not to exceed the greater of (a) $35.0 million and (b) 2.5% of Total Assets of the Company (in each case determined at the time of such Investment).

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness and related obligations under the Debt Facilities permitted to be Incurred pursuant to clause (1) of the second paragraph under “—Certain Covenants—Limitation on Indebtedness”;

(2) pledges or deposits by such Person under workers’ compensation laws, unemployment and other insurance laws (including pledges or deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements) and old age pensions and other social security or retirement benefits or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3) Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen and other similar Liens Incurred in the ordinary course of business or that are imposed by, or arise by operation of, law;

(4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for nonpayment or that are being contested in good faith and, if necessary, by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5) Liens to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(6) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(7) Liens securing Hedging Obligations;

(8) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(9) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments Incurred to finance assets or property (other than Capital Stock or other Investments) acquired, constructed, improved or leased in the ordinary course of business; provided that, with respect to Indebtedness described in this clause (10):

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired, constructed or improved (and any fixtures, appurtenances or related assets); and

(b) such Liens are created within 365 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11) Liens that constitute banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution, whether arising by operation of law or pursuant to contract; provided that (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and (b) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depositary institution to secure Indebtedness;

(12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases, consigned goods or similar arrangements, entered into or authorized by the Company or its Restricted Subsidiaries in the ordinary course of business or otherwise made as precautionary filings pursuant to such or similar types of filings;

(13) Liens existing on the Issue Date (other than Liens permitted under clause (1)); provided that no such Lien shall extend to any additional property (other than improvements, accessions, “products” and “proceeds” thereof, or, if provided therein, “after-acquired” property, as each such term is defined in the Uniform Commercial Code of the respective states that govern the creation of such Liens) and that the amount of Indebtedness secured thereby is not increased;

(14) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not Incurred in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any other Restricted Subsidiary;

(15) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any other Restricted Subsidiary;

(16) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

(17) Liens securing the Notes and Note Guarantees (and the Exchange Notes issued in exchange therefor and the related Note Guarantees) and any obligations owing to the Trustee under the Indenture as provided thereby;

(18) Liens securing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (13), (14), (15), (17), this clause (18) and clause (21) of this definition, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, after-acquired property provided for therein, proceeds or dividends or distributions or related assets in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder; and provided further the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (a) the outstanding principal amount of the Indebtedness exchanged, renewed, refunded, refinanced, replaced, defeased or discharged with such Indebtedness and (b) an amount necessary to pay any fees and expenses, including premiums, related to such exchange, renewal, refunding, refinancing, replacement, defeasance or discharge;

(19) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20) Liens in favor of the Company or any Restricted Subsidiary;

(21) to the extent not otherwise permitted in any other clauses of this definition, Liens securing Indebtedness Incurred subsequent to the Issue Date and any refinancing thereof pursuant to clause (18) in an aggregate principal amount outstanding at any one time not to exceed the greater of (a) $75.0 million and (b) 5.0% of the Total Assets of the Company (determined at the time of Incurrence of such Indebtedness);

(22) Liens on property and assets used to secure Indebtedness, the net proceeds of which are promptly deposited to defease or satisfy and discharge the Notes;

(23) Liens to secure Indebtedness of a Foreign Subsidiary, which Indebtedness is permitted to be Incurred pursuant to clause (13) of the second paragraph under “—Certain Covenants—Limitation on Indebtedness;”

(24) Liens in favor of the Trustee as provided for in the Indenture in money or other property held or collected by the Trustee in its capacity as trustee under the Indenture; and

(25) Liens on accounts receivable and related assets and proceeds thereof arising in connection with a Permitted Receivables Financing.

“Permitted Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey, contribute or otherwise transfer, at one time or from time to time, to (i) a Securitization Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries), (ii) the Company or any other Restricted Subsidiary that is contemporaneous with, and in furtherance of, a transfer described in clause (i) above or (iii) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a Lien in, any Securitization Assets (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of Securitization Assets, proceeds of Securitization Assets and other assets that are customarily transferred or in respect of which Liens are customarily granted in connection with asset securitization transactions involving Securitization Assets and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with Securitization Assets, in each case on terms that the Board of Directors or Senior Management has concluded are customary and market terms fair to the Company and its Restricted Subsidiaries.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

“Preferred Stock” means, as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up of such Person over shares of Capital Stock of any other class of such Person.

“Rating Agency” means each of Standard & Poor’s Ratings Services (or successor) and Moody’s Investors Service, Inc. (or successor) or if Standard & Poor’s Ratings Services (or successor) or Moody’s Investors Service, Inc. (or successor) or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s Ratings Services (or successor) or Moody’s Investors Service, Inc. (or successor) or both, as the case may be.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” shall each have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the shorter of (a) the Average Life of the Indebtedness being refinanced and (b) 91 days after the Average Life of the Notes;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness or otherwise and fees, expenses or other costs Incurred in connection therewith);

(4) if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Note Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantee on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

(5) Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor Subsidiary that refinances Indebtedness of the Company or a Guarantor.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to principal property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person (other than the Company or any of its Subsidiaries) and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means any accounts receivable, chattel paper or similar revenue streams subject to customary securitization financing transactions.

“Securitization Subsidiary” means (i) each of Conn’s Receivables Funding I, LP, Conn’s Receivables, LLC and Conn’s Receivables Funding I GP, LLC and (ii) any other Subsidiary of the Company or other Person formed for the purposes of engaging in a Permitted Receivables Financing in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers Securitization Assets and related assets that is designated a “Securitization Subsidiary” by the Board of Directors, in each case:

(1) whose principal purpose is to engage in Permitted Receivables Financings and any activity necessary, incidental or related thereto;

(2) no portion of the Indebtedness or any other obligation, contingent or otherwise, of which

(A) is Guaranteed by the Company or any Restricted Subsidiary of the Company,

(B) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way, or

(C) subjects any property or asset of the Company any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof,

(3) with respect to which neither the Company nor any Restricted Subsidiary of the Company (other than an Unrestricted Subsidiary) has any obligation to maintain or preserve such Subsidiary’s financial condition or cause it to achieve certain levels of operating results other than, in respect of clauses (2) and (3), pursuant to Standard Securitization Undertakings.

“Senior Management” means any of the Chief Executive Officer, the Chief Financial Officer or Chief Operating Officer of the Company.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02(w)(1) or (2) under Regulation S-X promulgated by the SEC.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Standard Securitization Undertakings” means representations, warranties, covenants, guarantees and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a securitization financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary and including any obligation of a seller of Securitization Assets in a Permitted Receivables Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated or junior in right of payment to the obligations of the Company to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries.

“Treasury Rate” means, as of any date of redemption of Notes pursuant to the third paragraph under the caption “Optional Redemption,” the yield to maturity at such date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from such redemption date to July 15, 2017; provided, however, that if the period from such redemption date to July 15, 2017 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to July 15, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means:

(1) any Securitization Subsidiary;

(2) any Subsidiary of the Company which at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(3) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt, except to the extent permitted under “— Certain Covenants—Limitation on Indebtedness” and “—Certain Covenants—Limitation on Restricted Payments;”

(3) such designation and the Investment of the Company in such Subsidiary complies with “—Certain Covenants—Limitation on Restricted Payments;”

(4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(5) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (except for Standard Securitization Undertakings in connection with a Securitization Subsidiary or as permitted under “—Certain Covenants— Limitation on Indebtedness” and “—Certain Covenants—Limitation on Restricted Payments”):

(a) to subscribe for additional Capital Stock of such Person; or

(b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary other than as permitted under “—Certain Covenants—Limitation on Affiliate Transactions.”

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall exist.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than shares required by applicable law to be owned by another Person, including directors’ qualifying shares) is owned, directly or indirectly, by the Company or one or more other Wholly Owned Subsidiary.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The new notes initially will be issued only in the form of one or more registered notes in global form, without interest coupons (the “global notes”).

Upon issuance, each of the global notes will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants.

We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Each global note and beneficial interests in each global note will be subject to restrictions on transfer as described under “Transfer Restrictions.”

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture governing the notes. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture governing the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under such indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture governing the notes (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes in accordance with DTC procedures.

PLAN OF DISTRIBUTION

You may transfer new notes issued under the exchange offer in exchange for the old notes if:

•	you acquire the new notes in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such new notes in violation of the provisions of the Securities Act; and

•	you are not our “affiliate” (within the meaning of Rule 405 under the Securities Act).

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities.

If you wish to exchange new notes for your old notes in the exchange offer, you will be required to make representations to us as described in “Exchange Offer — Purpose and Effect of the Exchange Offer” and “— Procedures for Tendering — Your Representations to Us” in this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for old notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of such new notes.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time on one or more transactions in any of the following ways:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes or a combination of such methods of resale;

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes.

Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act. We agreed to permit the use of this prospectus for a period of up to 180 days after the completion of the exchange offer by such broker-dealers to satisfy this prospectus delivery requirement. Furthermore, we agreed to amend or supplement this prospectus during such period if so requested in order to expedite or facilitate the disposition of any new notes by broker-dealers.

We have agreed to pay all expenses incident to the exchange offer other than fees and expenses of counsel to the holders and brokerage commissions and transfer taxes, if any, and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes certain U.S. federal income tax consequences of the exchange of the old notes for the new notes pursuant to the exchange offer. This summary does not discuss all of the aspects of U.S. federal income taxation which may be relevant to investors in light of their particular circumstances. In addition, this summary does not discuss any state or local income or foreign income or other tax consequences. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, rulings and judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to change or differing interpretation, possibly with retroactive effect. The statements set forth below are not binding on the Internal Revenue Service or on any court. Thus, we can provide no assurance that the statements set forth below will not be challenged by the Internal Revenue Service, or that they would be sustained by a court if they were so challenged.

The exchange of old notes for new notes will not be an exchange or otherwise a taxable event for United States federal income tax purposes. Consequently, you will not recognize gain or loss upon receipt of a new note in exchange for an old note in the exchange offer, your basis in the new note received in the exchange offer will be the same as your basis in the corresponding old note immediately before the exchange, and your holding period in the new note will include your holding period in the old note.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty in connection with the exchange of old notes for new notes.

LEGAL MATTERS

The validity of the new notes and the related guarantees offered in this exchange offer will be passed upon for us by Sidley Austin LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Conn’s, Inc. appearing in Conn’s, Inc.’s Annual Report (Form 10-K) for the fiscal year ended January 31, 2015, and the effectiveness of Conn’s, Inc.’s internal control over financial reporting as of January 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s website at http://www.sec.gov.

We also make available free of charge on our Internet website at http://www.conns.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC which has not been included or delivered with this Form. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus.

We incorporate by reference in this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC), (i) after the date of the initial filing of the registration statement and prior to the effectiveness of the registration statement and (ii) prior to the termination of the offering under this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended January 31, 2015, filed with the SEC on April 1, 2015;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 13, 2015; and

•	Our Current Report on Form 8-K filed with the SEC on February 18, 2015.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Each person to whom this prospectus has been delivered may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Conn’s, Inc.

Attention: Chief Financial Officer

4055 Technology Forest Blvd, Suite 210

The Woodlands, Texas 77381

(936) 230-5899

ANNEX A:

LETTER OF TRANSMITTAL

TO TENDER

OLD 7.250% SENIOR NOTES DUE 2022

OF

CONN’S, INC.

PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS

DATED APRIL 24, 2015

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON MAY 29, 2015 (THE “EXPIRATION DATE”) UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE COMPANY.

The Exchange Agent for the Exchange Offer is U.S. Bank National Association,

and its contact information is as follows:

By Mail or Overnight Carrier:	In Person by Hand Only:
U.S. Bank National Association Attn: Specialized Finance 111 Fillmore Avenue St. Paul, MN 55107-1402	U.S. Bank National Association Attn: Specialized Finance 111 Fillmore Avenue St. Paul, MN 55107-1402

By Facsimile (for Eligible Institutions only):

651-495-8158

Attention: Specialized Finance

For Information or Confirmation by

Electronic Mail:

escrowexchangepayments@usbank.com

If you wish to exchange your issued and outstanding 7.250% Senior Notes due 2022 (“old notes”) for an equal aggregate principal amount of newly issued 7.250% Senior Notes due 2022 (“new notes”) that have identical terms except that the new notes will be registered under the Securities Act of 1933, as amended (the “Securities Act” ) and will not contain restrictions on transfer, registration rights or provisions for additional interest, pursuant to the exchange offer, you must validly tender (and not withdraw) your old notes to the Exchange Agent prior to the expiration date.

We refer you to the Prospectus, dated April 24, 2015 (the “prospectus”), of Conn’s, Inc. (the “Company”), and this Letter of Transmittal (the “letter of transmittal”), which together describe the Company’s offer (the “exchange offer”) to exchange the old notes for a like aggregate principal amount of new notes. Capitalized terms used but not defined herein have the respective meaning given to them in the prospectus.

The Company reserves the right, at any time or from time to time, to extend the exchange offer at its discretion, in which event the term “expiration date” shall mean the latest date to which the exchange offer is extended. The Company shall notify the Exchange Agent and each registered holder of the old notes of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

This Letter of Transmittal is to be used by holders of the old notes. Tender of old notes is to be made according to the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”)

pursuant to the procedures set forth in the prospectus under the caption “Exchange Offer — Procedures for Tendering.” DTC participants that are accepting the exchange offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer generated message known as an “agent’s message” to the Exchange Agent for its acceptance. For you to validly tender your old notes in the exchange offer the Exchange Agent must receive, prior to the expiration date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your old notes; and

•	you agree to be bound by the terms of this Letter of Transmittal.

BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1. By tendering old notes in the exchange offer, you acknowledge receipt of the prospectus and this Letter of Transmittal.

2. By tendering old notes in the exchange offer, you represent and warrant that you have full authority to tender the old notes described above and will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the tender of old notes.

3. You understand that the tender of the old notes pursuant to all of the procedures set forth in the prospectus will constitute an agreement between you and the Company as to the terms and conditions set forth in the prospectus.

4. By tendering old notes in the exchange offer, you acknowledge that the exchange offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (available April 13, 1989), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the new notes issued in exchange for the old notes pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act (other than a broker-dealer who purchased old notes exchanged for such new notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act and any such holder that is an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act), provided that such new notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any other person to participate in, the distribution of such new notes.

5.	By tendering old notes in the Exchange Offer, you hereby represent and warrant that:

(a) the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of you, whether or not you are the holder;

(b) you have no arrangement or understanding with any person to participate in the distribution of old notes or new notes within the meaning of the Securities Act;

(c) you are not an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Company; and

(d) if you are a broker-dealer, that you will receive the new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and that you acknowledge that you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of such new notes.

You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the registration rights agreement (as defined below), elect to have your old notes registered in the shelf registration statement described in the registration rights agreement, dated as of July 1, 2014 (the “registration rights agreement”), by and among the Company, the Guarantors (as defined therein), and the initial purchasers (as defined therein). Such election may be made by notifying the Company in writing at 4055 Technology Forest Blvd, Suite 210, the Woodlands, Texas 77381, Attention: Mark A. Haley. By making such election, you agree, as a holder of old notes participating in a shelf registration, to indemnify and hold harmless the Company, each of the directors of the Company, each of the officers of the Company who signs such shelf registration statement, each person who controls the Company within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended, and each other holder of old notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to you furnished in writing by or on behalf of you expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the registration rights agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the registration rights agreement is not intended to be exhaustive and is qualified in its entirety by the registration rights agreement.

6. If you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you acknowledge by tendering old notes in the exchange offer, that you will deliver a prospectus in connection with any resale of such new notes.

7. If you are a broker-dealer and old notes held for your own account were not acquired as a result of market-making or other trading activities, such old notes cannot be exchanged pursuant to the exchange offer.

8. Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.	Book-Entry Confirmations.

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of old notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as agent’s message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date.

2.	Partial Tenders.

Tenders of old notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of old notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all old notes is not tendered, then old notes for the principal amount of old notes not tendered and new notes issued in exchange for any old notes accepted will be delivered to the holder via the facilities of DTC promptly after the old notes are accepted for exchange.

3.	Validity of Tenders.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered old notes will be determined by the Company, in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the exchange offer or any defect or irregularity in the tender of any old notes. The Company’s interpretation of the terms and conditions of the exchange offer (including the instructions on the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of old notes, neither the Company, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

4.	Waiver of Conditions.

The Company reserves the absolute right to waive, in whole or part, up to the expiration of the exchange offer, any of the conditions to the exchange offer set forth in the prospectus or in this Letter of Transmittal.

5.	No Conditional Tender.

No alternative, conditional, irregular or contingent tender of old notes will be accepted.

6.	Request for Assistance or Additional Copies.

Requests for assistance or for additional copies of the prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the exchange offer.

7.	Withdrawal.

Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the prospectus under the caption “Exchange Offer — Withdrawal of Tenders.”

8.	No Guarantee of Late Delivery.

There is no procedure for guaranteed delivery in the exchange offer.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

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